As filed with the Securities and Exchange Commission on February 5, 2015

Registration No. 333-200726

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SILVERSUN TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7389	16-1633636
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5 Regent Street
Livingston, NJ 07039
(973) 396-1720

(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Mark Meller
Chief Executive Officer
SilverSun Technologies, Inc.
5 Regent Street
Livingston, NJ 07039
(973) 396-1720
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of communications, including communications sent to agent for service, should be sent to:

Joseph M. Lucosky, Esq. Lawrence Metelitsa, Esq. Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, NJ 08830 Telephone: (732) 395-4400 Fax: (732) 395-4401	David E. Danovitch, Esq. Zachary Blumenthal, Esq. Robinson Brog Leinwand Greene Genovese & Gluck P.C. 875 Third Avenue, 9th Floor New York, NY 10022 Telephone (212) 603-6300 Fax: (212) 956-2164

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.00001 par value per share(2)	$4,000,000	$464.80
Placement Agents’ Warrants to Purchase Common Stock(3)	0	0
Common Stock Underlying Placement Agents’ Warrants(4)	$240,000	$27.89
Total	$4,240,000	$492.69

(1)      This amount represents the proposed maximum offering price of the securities registered hereunder that may be sold by the registrant. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)      Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)      In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the placement agents’ warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 120% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the placement agents’ warrants is $240,000 which is equal to 120% of $200,000 (5% of $4,000,000).

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 5, 2015

701,754 Shares
Common Stock

SilverSun Technologies, Inc. is offering 701,754 shares of its Common Stock. Currently, our Common Stock is quoted on the OTCQB Marketplace (the “OTCQB”) operated by the OTC Markets Group, under the symbol “SSNT”. The last reported sale price of our Common Stock on the OTCQB on February 4, 2015 was $5.70 per share. On February 4, 2015, we effected a 1-for-30 reverse stock split of our outstanding common stock (the “Reverse Stock Split”). For twenty days following the effectiveness of the Reverse Stock Split, our common stock will be quoted on the OTCQB under the symbol “SSNTD”.

_________________________

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of the risks that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

_________________________

	Per Share	Total

Public offering price	$	$
Placement agent commissions(1)	$	$
Offering proceeds to us, before expenses	$	$

(1)      See “Plan of Distribution on Page 52.

Alexander Capital, L.P., the placement agent, has agreed to act as our placement agent in connection with this offering and is arranging for the sale of shares of the Common Stock offered in this prospectus on a “reasonable best efforts” basis and we may not sell the entire amount of securities being offered pursuant to this prospectus. In addition, we may engage one or more sub agents or selected brokers, including without limitation The Benchmark Company. The placement agent is not required to sell any specific number or dollar amount of the shares of Common Stock offered by this prospectus, but will use its best efforts to sell all such shares of Common Stock up to the maximum of $4,000,000. We expect the offering to end on       , 2015, there are no minimum purchase requirements. The offering will close no later than 15 business days following the effectiveness of the registration statement. The shares being offered may be priced at a discount to the market price of our Common Stock, although as of the date hereof, there has been no definitive pricing of the securities. We have agreed to pay the placement agent a cash fee equal to 7% of the gross proceeds of the offering. Subject to compliance with FINRA Rule 5110(f)(2)(D), we have also agreed to pay the placement agent for out-of-pocket expenses related to the Offering. We have also agreed to issue the placement agent Common Stock purchase warrants equal to 5% of the aggregate number of shares of Common Stock sold in the offering. Funds received will be held in escrow pending closing, and the offering will terminate on the earlier of the date on which all shares of Common Stock offered are sold, or       , 2015.

We may complete the offering even if we do not raise the entire maximum offering amount. The amount raised may be substantially less than the total maximum offering amount and any investor funds not placed in escrow may be used by the Company prior to the maximum offering being sold. If we are voluntarily or involuntarily placed into bankruptcy or receivership, any investor funds may be property of the estate and used for the benefit of creditors and not recoverable by the investors.

Delivery of the shares of Common Stock will be made to the purchasers on or about       , 2015, subject to customary closing conditions. The shares of Common Stock will be delivered in book-entry form through The Depository Trust Company, New York, New York.

Placement Agent

Alexander Capital, L.P.

Sub-Agent

The Benchmark Company

The date of this prospectus is           , 2015.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	6
SUMMARY CONSOLIDATED FINANCIAL DATA	7
RISK FACTORS	8
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	16
CAPITALIZATION	17
DILUTION	18
PRICE RANGE OF OUR COMMON STOCK	19
DIVIDEND POLICY	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	21
BUSINESS	28
MANAGEMENT	37
EXECUTIVE COMPENSATION	39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS	42
DESCRIPTION OF SECURITIES	43
SHARES ELIGIBLE FOR FUTURE SALE	48
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS	49
PLAN OF DISTRIBUTION	52
LEGAL MATTERS	54
EXPERTS	54
WHERE YOU CAN FIND ADDITIONAL INFORMATION	54
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. Neither we, nor the placement agent have authorized anyone to provide you with information that is different from that contained in this prospectus or any free-writing prospectus prepared by us or on our behalf. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of our common stock in any circumstances under which the offer of solicitation is unlawful.

Information contained in, and that can be accessed through, our website, www.silversuntech.com, does not constitute part of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the consolidated financial statements and the related notes, before making an investment decision. Certain statements in this summary are forward-looking statements that involve risks and uncertainties.  Our actual results may differ significantly from future results contemplated in the forward-looking statements.  See “Cautionary Note Regarding Forward-Looking Statements.” Unless the context provides otherwise, all references herein to “SilverSun”, the “Company”, “we”, “our” and “us” refer to SilverSun Technologies, Inc. and its wholly-owned operating subsidiary SWK Technologies, Inc.

Unless otherwise indicated, all share and per share amounts in this prospectus give effect to the 1-for-30 reverse stock split (the “Reverse Stock Split”) which became effective on February 4, 2015.

BUSINESS OVERVIEW

Our Company

We are a business application, technology and consulting company providing strategies and solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “Cloud”. As a value added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), and Business Intelligence (“BI”). Additionally, we have our own development staff building software solutions for Electronic Data Interchange (“EDI”), time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, hosting, business continuity, cloud, e-mail and web services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Dallas, Arizona and Southern California.

Our core business is divided into the following practice areas:

ERP (Enterprise Resource Management) and Accounting Software

We are a value-added reseller for a number of industry-leading ERP applications. We are a Sage Software Authorized Business Partner and Sage Certified Gold Development Partner. The majority of our customer base consists of Sage ERP X3, Sage 100 ERP, Sage 500 ERP, and Sage BusinessWorks customers. We are among the largest Sage ERP X3 partners in the United States, with a strong sales and implementation presence complemented by a scalable software development practice for customizations and enhancements. Due to the growing demand for true cloud-based ERP solutions, we have added two (2) industry leading applications to our ERP portfolio: (1) NetSuite ERP, among the world’s leading cloud ERP solutions, and (2) Acumatica, a browser-based ERP solution that can be offered on premise, in the public cloud, or in a private cloud. We develop and resell a variety of add-on solutions to all our ERP and accounting packages that help customize the installation to our customers’ needs and streamline their operations.

Value-Added Services for ERP

We go beyond simply reselling software packages; we have a robust consulting and professional services organization that manages the process as we move from the sales stage into implementation, go live, and production. We work inside our customers’ organizations to ensure all software and Information Technology (“IT”) solutions are enhancing their business needs. A significant portion of our services revenue comes from continuing to work with existing customers as their business needs change, upgrading from one version of software to another, or providing additional software solutions to help them grow their revenue. We have a dedicated help desk team that fields hundreds of calls every week. Our custom programming department builds specialized software packages as well as “off the shelf” enhancements, time and billing software, and a cloud solution dedicated to the craft brewing industry.

EDI (Electronic Data Interchange) Software and Services

EDI is the computer to computer exchange of standard business documents, such as purchase orders and invoices, in electronic format. A standard file format is established for each kind of document in order to facilitate the exchange of data across a variety of platforms and programs. We have a proprietary software solution, MAPADOC, which is fully integrated with the Sage ERPs. MAPADOC allows businesses to dramatically cut data entry time by eliminating duplicate entries, reduces costly errors with trading partners, and reduces the mapping time by over 75%. MAPADOC is the only EDI solution that is built within the framework of the Sage ERPs, allowing customers to stay within one application to get their job done.

Network and Managed Services

We provide comprehensive network and managed services designed to eliminate the IT concerns of our customers. Businesses can focus on their core strengths rather than technology issues. We adapt our solutions for virtually any type of business, from large national and international product and service providers, to small businesses with local customers. Our business continuity services provide automatic on and off site backups, complete encryption, and automatic failure testing. We also provide email and web security, IT consulting, managed network, and emergency IT services. Our focus in the network and managed services practice is to focus on industry verticals in order to demonstrate our ability to better understand our customers’ needs.

Competitive Strengths

•         Independent Software Vendor. As an independent software vendor we have published integrations between ERPs and third party products which differentiates us from other business application providers because, as a value-added reseller of the ERPs that our proprietary products integrate with, we have specific software solution expertise in the ERPs we resell which affords us the opportunity to ensure that our proprietary products tightly integrate with the ERPs. We own the intellectual property related to these integrations, and sell the solutions through other software resellers within the Sage network.

•         Sage Certified Gold Development Partner. As a Sage Certified Gold Development Partner, we are licensed to customize the source code of the Sage ERPs. Very few resellers are master developers, and in fact, we provide custom programming services for many other resellers. We currently have seven (7) full-time programmers on staff, which provides us with a depth and breadth of expertise that we believe very few competitors can match.

•         Experienced Leadership. We have a senior management team with over 100 years of aggregate individual experience across a broad range of disciplines. We believe our senior management team is well positioned to execute our strategy as we continue to expand.

•         Proven Ability to Recruit, Manage and Retain Quality Personnel. We have a proven track record of recruiting, managing and retaining skilled labor and our ability to do so represents an important advantage in an industry in which a shortage of skilled labor is often a key limitation for both clients and competitors alike. We recruit skilled labor from competitors and from amongst end users with experience using the various products we sell, whom we then train as consultants. We believe our ability to hire, manage and maintain skilled labor gives an edge over our competitors as we continue to grow.

•         Combination of Hardware/Software Expertise. Many competitors have software solution expertise. Others have network/hardware expertise. We believe we are among the very few organizations with a demonstrated expertise in both software and hardware, affording us the opportunity to provide turnkey solutions for our customers without the need to bring in additional vendors on a project.

•         Technical Expertise. Our geographical reach and vast technical capabilities afford our clients the ability to customize and tailor solutions to satisfy all of their business needs.

Our Growth Strategy

General

Our strategy is to grow our business through a combination of organic growth of our software applications and technology solutions, as well as expansion through acquisitions, both within our existing geographic reach and through geographic expansion. We have established a national presence via our internal marketing and sales programs, and acquisitions, and now have ERP customers and MAPADOC customers throughout most of the United States.

Organic Growth

Our organic growth strategy is to increase our market penetration and client retention through the upgrade of, and expanded sales efforts with, our existing products and development of new and enhanced software and technology solutions. A high level of client retention is sustained by our providing of responsive, ongoing software and technical support, monitoring and maintenance services for both the solutions we sell and other client technology needs we provide.

Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. We focus on nurturing long-standing relationships with existing customers while also establishing relationships with new customers.

Acquisitions

The markets in which we provide our services are occupied by a number of competitors, many substantially larger than us, and with significantly greater resources and geographic reach. We believe that to remain competitive, we need to take advantage of acquisition opportunities that arise which may help us achieve greater geographic presence and economies both within our existing footprint and expanded territories. As such, we have completed six (6) acquisitions and/or collaborative agreements in the past thirty-six (36) months. We may also utilize acquisitions, whenever appropriate, to expand our technological capabilities and product offerings. We focus on acquisitions that are profitable and fit seamlessly with our existing operations.

We believe our markets contain a number of attractive acquisition candidates. We foresee expanding through acquisitions of one or more of the following types of software and technology organizations:

•         Managed Service Providers (“MSPs”). MSPs provide their small and medium-sized business clients with a suite of services, which may include 24/7/365 remote monitoring of networks, disaster recovery, business continuity, data back-up, cyber-security and the like. There are hundreds of providers of such services in the U.S., most with annual recurring revenue of less than $10 million. We believe that we may be able to consolidate a number of these MSPs with our existing operation in an effort to become one of the more significant providers of these services in the U.S.

•         Independent Software Vendors (“ISVs”). ISVs are publishers of both stand-alone software solutions and integrations that integrate with other third party products. Our interest lies with ISVs selling into the small and medium-sized business marketplace, providing applications addressing e-commerce, mobility, security, and other functionalities. Since we have expertise in both selling directly to end-users and selling through a sales channel, we believe we can significantly enhance the sales volume of any potential acquisition via our existing infrastructure, our sales channel, and our internal marketing programs. There are several thousand ISVs in North America, constituting a large and significant target base for our acquisition efforts.

•         Value-Added Resellers (“VARs”) of ERP, Warehouse Management Systems (“WMS”), CRM and BI Software. Of the thousands of VARs in the Sage Software sales channel, we are among the five largest. VARs gross margins are a function of the sales volume they provide a publisher in a twelve (12) month period, and we are currently operating at the highest margins. Smaller resellers, who sell less and operate at significantly lower margins, are at a competitive disadvantage to companies such as ours, and are often amenable to creating a liquidity event for themselves by selling to larger organizations. This dynamic has enabled us to complete six (6) acquisitions and/or collaborative agreements in the past thirty-six (36) months. We have benefitted from completing such acquisitions in a number of ways, including but not limited to: (i) garnering new customers to whom we can upsell and cross-sell our broad range of products and services; (ii) gaining technical resources that enhance our capabilities; and (iii) extending our geographic reach.

Our business strategy provides that we will examine the potential acquisition of businesses within our industry. In determining a suitable acquisition candidate, we will carefully analyze a target’s potential to add to and complement our product mix, expand our existing revenue base, improve our margins, expand our geographic coverage, strengthen our management team, add technical resources and expertise, and, above all, improve stockholder returns. More specifically, we have identified the criteria listed below, by which we evaluate potential acquisition targets in an effort to gain the synergies necessary for successful growth of the Company:

•         Access to new customers and geographic markets;

•         Recurring revenue of the target;

•         Opportunity to gain operating leverage and increased profit margins;

•         Diversification of sales by customer and/or product;

•         Improvements in product/service offerings; and

•         Ability to attract public capital and increased investor interest.

We are unable to predict the nature, size or timing of any acquisition. We can give no assurance that we will reach agreement or procure the financial resources necessary to fund any acquisition, or that we will be able to successfully integrate or improve returns as a result of any such acquisition.

We continue to seek out and hold preliminary discussions with various acquisition candidates. However, currently we have not entered into any agreements or understandings for any acquisitions that management deems material.

Recent Developments

On May 6, 2014, we acquired certain assets of ESC, Inc. (d/b/a ESC Software) (the “Seller”) pursuant to an Asset Purchase Agreement (the “Purchase Agreement”). In consideration for the acquired assets, the Company issued in favor of Seller a promissory note in the aggregate principal amount of $350,000 (the “Note”). The Note is due sixty (60) months from the Closing Date, as defined in the Purchase Agreement and bears interest at a rate of two percent (2%) per annum. Any overdue principal or interest on the Note shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (i) the maximum interest rate permitted by applicable law or (ii) ten percent (10%). The outstanding balance at September 30, 2014 was $327,739.

Summary of Risk Factors

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our Common Stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our Common Stock would likely decline, and you may lose part or all of your investment. The risks include, but are not limited to:

•         We cannot accurately forecast our future revenues and operating results, which may fluctuate;

•         We may fail to develop new products, or may incur unexpected expenses or delays;

•         If our technologies and products contain defects or otherwise do not work as expected, we may incur significant expenses in attempting to correct these defects or in defending lawsuits over any such defects;

•         If we are not able to protect our trade secrets through enforcement of our confidentiality and non-competition agreements, then we may not be able to compete effectively and we may not be profitable;

•         The trend toward consolidation in our industry may impede our ability to compete effectively;

•         If we lose the services of any of our key personnel, including Mark Meller and Jeffrey D. Roth, our business may suffer;

•         We currently have a limited trading volume, which results in higher price volatility for, and reduced liquidity of, our Common Stock;

•         You will experience dilution of your ownership interest because of the future issuance of additional shares of our Common Stock and our preferred stock;

•         Our Chief Executive Officer controls a significant percentage of our capital stock and has sufficient voting power to control the vote on substantially all corporate matters; and

•         We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Corporate Information

We are incorporated in the state of Delaware and our principal executive offices are located at 5 Regent Street, Livingston, NJ 07039. Our telephone number is (973) 369-1720. Our website address is www.silversuntech.com.

The information contained on or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and potential investors should not rely on such information in making a decision to purchase our Common Stock in this offering.

THE OFFERING

Common Stock offered by us	701,754 shares of our Common Stock.

Common Stock to be outstanding after this offering	4,662,437 shares of Common Stock

Use of Proceeds

We estimate that the net proceeds from our sale of shares of our Common Stock in this offering will be approximately $3,253,000, assuming a public offering price of $5.70 per share, after deducting estimated placement agent commissions and estimated offering expenses payable by us. We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, sales and marketing activities, product development, general and administrative matters and capital expenditures, and acquisitions.

Risk Factors

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

Market Symbol and Listing

Our Common Stock is quoted on the OTCQB under the symbol “SSNT”. On February 4, 2015, we effected a 1-for-30 reverse stock split. For twenty days following the effectiveness of the Reverse Stock Split, our Common Stock will be quoted on the OTCQB under the symbol “SSNTD”.

The number of shares of our Common Stock to be outstanding after this offering is based on 3,960,683 shares of Common Stock outstanding as of February 4, 2015 and excludes, as of that date:

•         169,116 shares of our Common Stock issuable upon the exercise of options outstanding under our 2004 Stock Incentive Plan with a weighted-average exercise price of $4.50 per share.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents a summary of certain consolidated historical financial data. Historical results are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated statements of operations data for the nine months ended September 30, 2014 and 2013 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data for each of the fiscal years ended December 31, 2013 and 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements were prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments that we consider necessary for a fair statement of the financial information.

	Nine Months Ended		Year Ended
	September 30, 2014	September 30, 2013	December 31, 2013	December 31, 2012
	(unaudited)	(unaudited)
Statement of Operations Data:
Revenues	$16,266,032	$12,290,088	$17,400,051	$13,178,985
Gross profit	6,911,428	4,872,717	6,750,141	5,334,100
Total operating expenses	6,109,551	4,725,822	6,491,537	6,510,532
Income (loss) from operations	801,877	146,895	258,604	(1,176,432)
Total other (expense)	(45,717)	(51,399)	(56,056)	(58,738)
Provision (benefit) for income taxes	327,364	—	(120,000)	—
Net income (loss)	$428,796	$95,496	$322,548	$(1,235,170)
Net income (loss) per common share – basic and diluted	$0.11	$0.02	$0.08	$(0.32)
Weighted average common shares: Basic	3,938,618	3,902,008	3,902,008	3,846,518
Diluted	3,939,642	3,902,008	3,902,008	3,846,518

	September 30,	December 31,
	2014	2013	2012
	(unaudited)
Balance Sheet Data:
Cash	$1,449,773	$762,892	$4,483
Total current assets	4,034,622	2,537,164	1,645,535
Total assets	5,129,999	3,569,775	2,802,277
Total current liabilities	4,606,587	3,816,473	3,616,808
Total stockholder’s equity (deficit)	238,410	(399,839)	(814,531)

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. The most significant risks include those described below; however, additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business operations. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in shares of our Common Stock. If any of the following risks actually occurs, our business, results of operations and financial condition could be materially adversely affected. In this case, the trading price of our Common Stock would likely decline and you might lose part or all of your investment in our Common Stock.

Risks Related to Our Business

We cannot accurately forecast our future revenues and operating results, which may fluctuate.

Our operating history and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

•         the timing of sales of our products and services;

•         the timing of product implementation, particularly large design projects;

•         unexpected delays in introducing new products and services;

•         increased expenses, whether related to sales and marketing, product development, or administration;

•         deferral in the recognition of revenue in accordance with applicable accounting principles, due to the time required to complete projects;

•         the mix of product license and services revenue; and

•         costs related to possible acquisitions of technology or businesses.

We may fail to develop new products, or may incur unexpected expenses or delays.

Although we currently have fully developed products available for sale, we may need to develop various new technologies, products and product features and to remain competitive. Due to the risks inherent in developing new products and technologies — limited financing, loss of key personnel, and other factors — we may fail to develop these technologies and products, or may experience lengthy and costly delays in doing so. Although we are able to license some of our technologies in their current stage of development, we cannot assure that we will be able to develop new products or enhancements to our existing products in order to remain competitive.

We may need additional financing which we may not be able to obtain on acceptable terms. If we are unable to raise additional capital, as needed, the future growth of our business and operations could be severely limited.

A limiting factor on our growth is our limited capitalization, which could impact our ability to execute on our business plan. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our Common Stock. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations (for example, negative operating covenants). There can be no assurance that acceptable financing necessary to further implement our business plan can be obtained on suitable terms, if at all. Our ability to develop our business, fund expansion, develop or enhance products or respond to competitive pressures, could suffer if we are unable to raise the additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.

Our evaluations under the Sarbanes-Oxley Act have concluded that our disclosure controls and procedures are not effective due to insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of US GAAP and SEC disclosure requirements, a lack of formal processes and timeline for closing the books and records at the end of each reporting period and limited segregation of duties.

Our management is composed of a small number of individuals resulting in a situation where limitations on segregation of duties exist. In order to remedy this situation we would need to hire additional staff. Currently, we are unable to allocate the necessary resources to hire additional staff and to facilitate greater segregation of duties. However, we will reassess our resources capabilities and priorities in the following year and evaluate the cost-benefit relationship of possible changes in our controls over financial reporting and disclosure controls and procedures.

Management believes that the material weaknesses are the result of the lack of scale of our operations and are intrinsic to our small size. Nonetheless, our small size and our current internal control deficiencies may have a material adverse effect on our ability to accurately and timely report our financial information which, in turn, may have a material adverse effect on our financial condition. This could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the price of our Common Stock as well as our access to additional capital.

We may fail to recruit and retain qualified personnel.

We expect to rapidly expand our operations and grow our sales, development and administrative operations. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies for qualified personnel in the areas of our activities, particularly sales, marketing and managed services. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our marketing and managed services activities and service our clients’ needs, and this could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

If our technologies and products contain defects or otherwise do not work as expected, we may incur significant expenses in attempting to correct these defects or in defending lawsuits over any such defects.

Software products are not currently accurate in every instance, and may never be. Furthermore, we could inadvertently release products and technologies that contain defects. In addition, third-party technology that we include in our products could contain defects. We may incur significant expenses to correct such defects. Clients who are not satisfied with our products or services could bring claims against us for substantial damages. Such claims could cause us to incur significant legal expenses and, if successful, could result in the plaintiffs being awarded significant damages. Our payment of any such expenses or damages could prevent us from becoming profitable.

Our success is highly dependent upon our ability to compete against competitors that have significantly greater resources than we have.

The ERP software, EDI software, MSP and business consulting industries are highly competitive, and we believe that this competition will intensify. Many of our competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger client bases than we do. Our competitors could use these resources to market or develop products or services that are more effective or less costly than any or all of our products or services or that could render any or all of our products or services obsolete. Our competitors could also use their economic strength to influence the market to continue to buy their existing products.

If we are not able to protect our trade secrets through enforcement of our confidentiality and non-competition agreements, then we may not be able to compete effectively and we may not be profitable.

We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If the employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Some of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have, and we may not be profitable if our competitors are also able to take advantage of our trade secrets.

Our failure to secure trademark registrations could adversely affect our ability to market our product candidates and our business.

Our trademark applications in the United States and any other jurisdictions where we may file may be denied, and we may not be able to maintain or enforce our registered trademarks. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, with respect to the United States Patent and Trademark Office and any corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our product candidates and our business.

We may unintentionally infringe on the proprietary rights of others.

Many lawsuits currently are being brought in the software industry alleging violation of intellectual property rights. Although we do not believe that we are infringing on any patent rights, patent holders may claim that we are doing so. Any such claim would likely be time-consuming and expensive to defend, particularly if we are unsuccessful, and could prevent us from selling our products or services. In addition, we may also be forced to enter into costly and burdensome royalty and licensing agreements.

Our industry is characterized by rapid technological change and failure to adapt our product development to these changes may cause our products to become obsolete.

We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technology or market changes may cause some of our products to become obsolete more quickly than expected.

The trend toward consolidation in our industry may impede our ability to compete effectively.

As consolidation in the software industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices. Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions. We may not be able to compete effectively against these competitors. Furthermore, we may use strategic acquisitions, as necessary, to acquire technology, people and products for our overall product strategy. The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. Any of these changes may have a significant adverse effect on our future revenues and operating results.

We face intense price-based competition for licensing of our products which could reduce profit margins.

Price competition is often intense in the software market. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins.

The software and technology industry is highly competitive. If we cannot develop and market desirable products that the public is willing to purchase, we will not be able to compete successfully. Our business may be adversely affected and we may not be able to generate any revenues.

We have many potential competitors in the software industry. We consider the competition is competent, experienced, and have greater financial and marketing resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the development, sales, and marketing of their products than are available to us. Some of the Company’s competitors, also, offer a wider range of software products, have greater name recognition and more extensive customer bases than the Company. These competitors may be able to respond more quickly to new or changing opportunities, customer desires, as well as undertake more extensive promotional activities, offer terms that are more attractive to customers and adopt more aggressive pricing policies than the Company. We cannot provide any assurances that we will be able to compete successfully against present or future competitors or that the competitive pressure we may encounter will not force us to cease operations. As a result, you may never be able to liquidate or sell any shares you purchase in this offering.

If there are events or circumstances affecting the reliability or security of the internet, access to our website and/or the ability to safeguard confidential information could be impaired causing a negative effect on the financial results of our business operations.

Despite the implementation of security measures, our website infrastructure may be vulnerable to computer viruses, hacking or similar disruptive problems caused by members, other internet users, other connected internet sites, and the interconnecting telecommunications networks. Such problems caused by third-parties could lead to interruptions, delays or cessation of service to our customers. Inappropriate use of the internet by third-parties could also potentially jeopardize the security of confidential information stored in our computer system, which may deter individuals from becoming customers. Such inappropriate use of the internet includes attempting to gain unauthorized access to information or systems, which is commonly known as “cracking” or “hacking.” Although we have implemented security measures, such measures have been circumvented in the past by hackers on other websites on the internet, although our networks have never been breached, and there can be no assurance that any measures we implement would not be circumvented in future. Dealing with problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or cessation of service to our customers, which could have a material adverse effect on our business, financial condition and results of operations.

If we lose the services of any of our key personnel, including Mark Meller and Jeffrey D. Roth, our business may suffer.

We are dependent on Mark Meller, our Chief Executive Officer and key employees in our operating subsidiary, specifically Jeffrey D. Roth, Chief Executive Officer of SWK.  The loss of any of our key personnel could materially harm our business because of the cost and time necessary to retain and train a replacement. Such a loss would also divert management attention away from operational issues. We intend to purchase $1,000,000 key-man term life insurance policies for both Mr. Meller and Mr. Roth.

Risks Related to this Offering and an Investment in our Common Stock

We currently have a limited trading volume, which results in higher price volatility for, and reduced liquidity of, our Common Stock.

Our shares of Common Stock have been quoted on the OTCQB since 2004. However, historically there has been limited daily volume of trading in our Common Stock on the OTCQB, which has limited the overall and perceived liquidity of our Common Stock on that market.

The public offering price for our Common Stock was determined through negotiations with the underwriters based on a number of factors, including the historic trading prices of our Common Stock on the OTCQB, which might not be indicative of prices that will prevail in the trading market for our Common Stock after the offering. An active trading market for our shares may never develop or be sustained following this offering. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market increases price volatility and reduces the liquidity of our Common Stock. As long as this condition continues, the sale of a significant number of shares of Common Stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered and, if an active market for our Common Stock does not develop, it may be difficult to sell shares you purchase in this offering without depressing the market price for the shares, or at all. In addition, in the event that an active trading market does not develop, the price of our Common Stock may not be a reliable indicator of the fair value of our Common Stock.

Furthermore, if our Common Stock ceases to be quoted on the OTCQB, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock, and the market value of our Common Stock would likely decline.

You will experience dilution of your ownership interest because of the future issuance of additional shares of our Common Stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 76,000,000 shares of capital stock consisting of 1,000,000 shares of preferred stock, par value $0.001 per share and 75,000,000 shares of Common Stock, par value $0.00001 per share.

We may also issue additional shares of our Common Stock or other securities that are convertible into or exercisable for Common Stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our Common Stock or other securities may create downward pressure on the trading price of our Common Stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our Common Stock are trading.

Provisions of our Certificate of Incorporation and Bylaws may delay or prevent a take-over which may not be in the best interests of our shareholders.

Provisions of our Certificate of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Delaware General Corporation Law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested shareholders.

Because FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock, investors may not be able to sell their stock should they desire to do so.

In addition to the “penny stock” rules as defined below, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

Our Common Stock is currently considered a penny stock, which may cause our Common Stock to be subject to restrictions on marketability, so you may not be able to sell your shares.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our Common Stock and may affect your ability to resell our Common Stock.

Our Chief Executive Officer controls a significant percentage of our capital stock and has sufficient voting power to control the vote on substantially all corporate matters.

As of February 4, 2015, Mark Meller, our Chief Executive Officer, beneficially owned approximately 76% of the outstanding voting capital of the Company. Mr. Meller may be able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our Common Stock. In addition, Mr. Meller is in a position to impede transactions that may be desirable for other stockholders. Mr. Meller’s majority ownership, for example, could make it more difficult for anyone to take control of us.

On September 23, 2011, SilverSun Technologies, Inc., entered into a Series B preferred stock purchase agreement (the “Preferred Stock Purchase Agreement”) with Mr. Meller, pursuant to which Mr. Meller was issued one authorized share of Series B Preferred Stock (“Series B”), par value $0.001 per share, as partial consideration for personally guaranteeing repayment of the of the Company’s indebtedness to Transportation Alliance Bank, our senior secured lender.

Each share of the Series B Preferred shall have voting rights equal to (x) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote divided by (y) forty nine one-hundredths (0.49) minus (z) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote.  For the avoidance of doubt, if the total issued and outstanding Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of the Series B Preferred Stock shall be equal to 5,204,082 (e.g. (5,000,000 / 0.49) – 5,000,000 = 5,204,082). At February 4, 2015 voting rights of 4,116,322 shares are associated with Series B Preferred Stock and are included as part of the beneficial ownership calculation. Upon closing of this offering, Mr. Meller will return his share of Series B Preferred Stock to the treasury.

If and when a larger trading market for our Common Stock develops, the market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•         variations in our revenue and operating expenses;

•         market conditions in our industry and the economy as a whole;

•         actual or expected changes in our growth rates or our competitors’ growth rates;

•         announcements of innovations or new products or services by us or our competitors;

•         sales of our Common Stock or other securities by us or in the open market; and

•         changes in the market valuations of other comparable companies.

In addition, if the market for technology and technology services stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our Common Stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business.

If securities or industry analysts do not publish research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our Common Stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their Common Stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements in addition to historical information. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We may use the words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this prospectus.

The forward-looking statements contained in this prospectus are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those described in “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this prospectus speaks only as of the date of this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of shares of Common Stock in this offering will be approximately $3,253,000 based on an assumed public offering price of $5.70 per share, and after deducting estimated placement agency commissions and estimated offering expenses.

The principal purposes of this offering are to increase our capitalization and financial flexibility, obtain additional capital, increase our public float and increase our visibility in the marketplace. We intend to use the net proceeds we receive from this offering primarily for general corporate purposes, including working capital, sales and marketing activities, product development, general and administrative matters and capital expenditures.

	25%	50%	75%	100%

Use of Proceeds	$1,000,000	$2,000,000	$3,000,000	$4,000,000
Expenses associated with the offering (including Commissions)	$537,000	$607,000	$677,000	$747,000
General working capital purposes	$463,000	$1,393,000	$2,323,000	$3,253,000

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2014. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014, as adjusted for the Reverse Stock Split, on:

•         an actual basis; and

•         as on an as adjusted basis to give effect to the issuance and sale by us of 701,754 shares in this offering at an assumed public offering price of $5.70 per share, after deducting placement agent commissions and estimated offering expenses payable by us.

	September 30, 2014 (unaudited)
	Actual	Pro Forma As Adjusted
Cash and Cash Equivalents	$1,449,773	$4,469,733
Long-Term Liabilities	$285,002	$285,002

Stockholders’ Equity
Preferred stock:
Series A Convertible Preferred Stock, $0.001 par value; 2 shares authorized, no shares issued and outstanding; 2 shares authorized, no shares issued and outstanding, as adjusted	—
Series B Preferred Stock, $1.00 par value; 1 share authorized; 1 share issued and outstanding, 1 share authorized, no shares issued and outstanding, as adjusted	1
Common stock:
par value $0.00001; 75,000,000 shares authorized, 3,960,683 shares issued and outstanding, 4,662,437 shares issued and outstanding, as adjusted	40	47
Additional paid in capital	11,018,951	14,038,944
Accumulated deficit	(10,780,582)	(10,780,582)
Total Stockholders’ Equity	$238,410	$3,258,410

Total Capitalization	$523,412	$3,543,412

Dilution

The net tangible book value of our common stock as of September 30, 2014, was ($622,097), or approximately ($0.16) per share based upon 3,954,898 shares of common stock outstanding on such date. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding.

After giving effect to the sale of 701,754 shares of the common stock we are offering at an assumed combined public offering price of $5.70 per share, the closing price of our common stock on the OTCQB on February 4, 2015, and after deducting placement agency commissions and estimated offering expenses of approximately $747,000, our as adjusted net tangible book value as of September 30, 2014 would have been $2,630,903 or $0.56 per share.

If you participate in this offering, your interest will be diluted to the extent of the difference between the offering price per share and the as adjusted net tangible book value per share of our common stock immediately after completion after this offering. This represents an immediate increase in as adjusted net tangible book value of $0.72 per share to our existing stockholders and an immediate dilution of $5.14 per share to investors participating in this offering.

However, given that there is no minimum offering size, it is possible that we will receive significantly less proceeds than the expected proceeds of $4,000,000.

The following table illustrates this dilution on a per share basis to new investors based on the amount of funds we expect to receive on a sliding scale as a percentage of the total offering amount:

Offering Level	$ (25% of the maximum offering)	$ (50% of the maximum offering)	$ (75% of the maximum offering)	$4,000,000 (100% of the maximum offering)

Assumed public offering price per share	$5.70	$5.70	$5.70	$5.70
Net tangible book value per share as of September 30, 2014 before giving effect to this offering	$(0.16)	$(0.16)	$(0.16)	$(0.16)
Increase in as adjusted net tangible book value per share attributed to new investors purchasing shares of common stock from us in this offering	$0.12	$0.38	$0.54	$0.72
As adjusted net tangible book value per share after giving effect to this offering	$(0.04)	$0.22	$0.38	$0.56
Dilution in as adjusted net tangible book value per share to new investors in this offering	$5.70	$5.48	$5.32	$5.14

Each $0.10 increase (decrease) in the assumed combined public offering price of $5.70 per share would increase (decrease) the net tangible book value, as adjusted to give effect to this offering, by $0.14 per share and the dilution to new investors by $0.86 per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated placement agent commissions.

The table below summarizes as of September 30, 2014, on an as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by new investors purchasing shares of our common stock in this offering at an assumed combined public offering price of $5.70 per share, the closing price of our common stock on the OTCQB on February 4, 2015, as well as raising the maximum offering amount, before deducting estimated placement agent commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing stockholders	3,954,898	85%	$238,410	6%	$0.06
New investors	701,754	15%	$4,000,000	94%	$5.70
Total	4,656,652	100%	$4,238,410	100%	$0.91

The total number of shares of our common stock reflected in the discussion and tables above is based on 3,954,898 shares of our common stock outstanding, as of September 30, 2014, and excludes:

•         exercise of any options, warrants or conversion rights outstanding as of September 30, 2014; and

•         any securities, options, warrants or conversion rights issued subsequent to September 30, 2014.

PRICE RANGE OF OUR COMMON STOCK

Our shares of Common Stock are quoted on the OTCQB under the symbol “SSNT.” Prior to 2011, our Common Stock was listed under the symbol “TYRIA”. The OTCQB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTCQB equity security is not listed or traded on a national securities exchange.

Price Range of Common Stock

The following table sets forth the range of high and low sales prices, adjusted to give effect to the Reverse Stock Split, on the OTCQB of our Common Stock for the periods indicated.

	High	Low
Fiscal 2013:
First Quarter (January 1 – March 31)	$6.00	$1.50
Second Quarter (April 1 – June 30)	$6.90	$3.33
Third Quarter (July 1 – September 30)	$5.10	$2.10
Fourth Quarter (October 1 – December 31)	$4.20	$1.80

Fiscal 2014:
First Quarter (January 1 – March 31)	$4.20	$2.10
Second Quarter (April 1 – June 30)	$6.00	$3.60
Third Quarter (July 1 – September 30)	$6.00	$3.00
Fourth Quarter (October 1 – December 31)	$9.00	$1.80

Fiscal 2015:
First Quarter (January 1 – March 31) (through February 4, 2015)	$8.10	$4.80
Second Quarter (April 1 – June 30)	$—	$—
Third Quarter (July 1 – September 30)	$—	$—
Fourth Quarter (October 1 – December 31)	$—	$—

On February 4, 2015, the closing price per share of our Common Stock on the OTCQB was $5.70. For twenty days following the effectiveness of the Reverse Stock Split, our common stock will trade on the OTCBB under the symbol “SSNTD”.

Holders

As of February 4, 2015, there were 732 stockholders of record. An additional number of stockholders are beneficial holders of our Common Stock in “street name” through banks, brokers and other financial institutions that are the record holders.

Penny Stock

Our common stock will be a penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect the ability of our stockholders to resell our common stock.

Dividend Policy

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

Overview

We are a business application, technology and consulting company providing strategies and solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “Cloud”. As a value added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), and Business Intelligence (“BI”). Additionally, we have our own development staff building software solutions for Electronic Data Interchange (“EDI”), time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, hosting, business continuity, cloud, e-mail and web services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Dallas, Arizona and Southern California.

Our core business is divided into the following practice areas:

ERP (Enterprise Resource Management) and Accounting Software

We are a value-added reseller for a number of industry-leading ERP applications. We are a Sage Software Authorized Business Partner and Sage Certified Gold Development Partner. The majority of our customer base consists of Sage ERP X3, Sage 100 ERP, Sage 500 ERP, and Sage BusinessWorks customers. We are among the largest Sage ERP X3 partner in the United States, with a strong sales and implementation presence complemented by a scalable software development practice for customizations and enhancements. Due to the growing demand for true cloud-based ERP solutions, we have added two (2) industry leading applications to our ERP portfolio: (1) NetSuite ERP, among the world’s leading cloud ERP solutions, and (2) Acumatica, a browser-based ERP solution that can be offered on premise, in the public cloud, or in a private cloud. We develop and resell a variety of add-on solutions to all our ERP and accounting packages that help customize the installation to our customers’ needs and streamline their operations.

Value-Added Services for ERP

We go beyond simply reselling software packages; we have a robust consulting and professional services organization that manages the process as we move from the sales stage into implementation, go live, and production. We work inside our customers’ organizations to ensure all software and IT solutions are enhancing their business needs. A significant portion of our services revenue comes from continuing to work with existing customers as their business needs change, upgrading from one version of software to another, or providing additional software solutions to help them grow their revenue. We have a dedicated help desk team that fields hundreds of calls every week. Our custom programming department builds specialized software packages as well as “off the shelf” enhancements, time and billing software, and a cloud solution dedicated to the craft brewing industry.

EDI (Electronic Data Interchange) Software and Services

EDI is the computer to computer exchange of standard business documents, such as purchase orders and invoices, in electronic format. A standard file format is established for each kind of document in order to facilitate the exchange of data across a variety of platforms and programs. We have a proprietary software solution, MAPADOC, which is fully integrated with the Sage ERPs. MAPADOC allows businesses to dramatically cut data entry time by eliminating duplicate entries, reduces costly errors with trading partners, and reduces the mapping time by over 75%. MAPADOC is the only EDI solution that is built within the framework of the Sage ERPs, allowing customers to stay within one application to get their job done.

Network and Managed Services

We provide comprehensive network and managed services designed to eliminate the Information Technology (“IT”) concerns of our customers. Businesses can focus on their core strengths rather than technology issues. We adapt our solutions for virtually any type of business, from large national and international product and service providers, to small businesses with local customers. Our business continuity services provide automatic on and off site backups, complete encryption, and automatic failure testing. We also provide email and web security, IT consulting, managed network, and emergency IT services. Our focus in the network and managed services practice is to focus on industry verticals in order to demonstrate our ability to better understand our customers’ needs.

Recent Acquisitions

On May 6, 2014 (the “Closing Date”) SWK Technologies, Inc., a wholly-owned subsidiary of SilverSun Technologies, Inc, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with ESC, Inc. d/b/a ESC Software, an Arizona corporation (the “Seller”), and Alan H. Hardy and Michael Dobberpuhl (the “Shareholders”) in their individual capacity as Shareholders.

On the Closing Date, pursuant to the terms of the Purchase Agreement, the Seller, transferred, conveyed and delivered all of the Acquired Assets of ESC (as defined in the Purchase Agreement) to the Company. In consideration for the Acquired Assets, the Company issued in favor of Seller a promissory note in the aggregate principal amount of $350,000 (the “Note”). The Note is due sixty (60) months from the Closing Date (the “Maturity Date”) and bears interest at a rate of two percent (2%) per annum. Any overdue principal or interest on the Note shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (i) the maximum interest rate permitted by applicable law or (ii) ten percent (10%).

Results of Operations

Comparison for the three and nine months ended September 30, 2014 and September 30, 2013

Key highlights

During the first nine months of 2014 we continued our sales growth as we continue to increase our market penetration and provide the groundwork for which we believe will provide a basis for the future. Some of the key highlights for the first nine months of 2014 are as follows:

1)       Revenues increased 32% for the nine months ended September 30, 2014 to $16.3 million as compared to $12.3 million for the same period in the prior year, and reaching $6 million in revenues in a quarter for the first time.

2)       Income from operations increased to $801,877 as compared to $146,895 for the prior year with income from operations of $467,506 for the quarter ended September 30, 2014.

3)       On May 6, 2014 acquired ESC Software, a leading Arizona-based reseller of Sage Software and Acumatica applications.

4)       Significant growth in our Managed Services business.

5)       Sales of the Company’s proprietary EDI solution, MAPADOC, has maintained their rapid rate of growth.

6)       Continue to book major orders for Sage ERP X3.

7)       Sales of our cloud-based business management solutions created specifically for the U.S. craft brewery and distribution industry has continued to increase since its introduction to market in early 2012; and the number of new sales prospects continues to climb.

Revenues

Revenues for the three and nine months ended September 30, 2014 increased $1,711,514 (39.1%) and $3,975,944 (32.4%), respectively, to $6,086,465 and $16,266,032 as compared to $4,374,951 and $12,290,088 for the three and nine months ended September 30, 2013, respectively. These revenues were all generated by the Company’s wholly-owned operating subsidiary, SWK. The increase in revenues from the existing business is related to an increase in new software sales, both proprietary and those for which we serve as a value-added reseller, new contracts for managed services, and higher consulting revenues. Software and consulting revenues have increased primarily due to Sage ERP X3 implementations. Maintenance revenues also continue to increase as software sales increase. The overall increases are primarily due to the continued marketing efforts, which has resulted in increased market penetration, increased depth and breadth of expertise and services, which has resulted in an increased number of Company clients, and the Company’s strategy to increase its business by seeking additional opportunities through potential acquisitions, partnerships or investments.

Gross Profit

Gross profit for the three and nine months ended September 30, 2014 increased $927,560 (56.9%) and $2,038,710 (41.8%), respectively, to $2,558,547 and $6,911,428 as compared to $1,630,987 and $4,872,718 for the three and nine months ended September 30, 2013, respectively. The increase in gross profit for this period is attributed primarily to the increase in revenues from existing business. For the three months ended September 30, 2014, the gross profit percentage was 42.0%, as compared to 37.3% for the three months ended September 30, 2013. For the nine months ended September 30, 2014, the gross profit percentage was 42.5%, as compared to 39.6% for the nine months ended September 30, 2013. The mix of products being sold by the Company changes from time to time and sometimes causes the overall gross margin percentage to vary. The change in sales mix for the three and nine months ended September 30, 2014 resulted in gross profit being slightly higher as a percent of sales as compared to the three and nine months ended September 30, 2013, primarily as a result of a higher consulting and managed service revenues, which sales have a higher gross profit.

Operating Expenses

Selling and marketing expenses decreased $72,920 (7.9%) for the three months ended September 30, 2014 to $853,818 as compared to $926,738 for the three months ended September 30, 2013. Selling and marketing expenses increased $131,017 (5.6%) for the nine months ended September 30, 2014 to $2,476,720 as compared to $2,345,703 for the nine months ended September 30, 2013. However, selling and marketing expenses declined as a percentage of sales from 19.1% for the nine months ended September 30, 2013 to 15.2% for the nine months ended September 30, 2014. We continue to monitor and rationalize expenses to increase our profit margins, and have been successful in increasing sales while reducing operating expenses as a percentage of total revenues. We have also increased our attendance at trade shows to further promote our products, services and technology.

General and administrative expenses increased $417,507 (62.5%) and $1,124,312 (52.9%), respectively, for the three and nine months ended September 30, 2014 to $1,086,033 and $3,251,615 as compared to $668,526 and $2,127,303 for the three and nine months ended September 30, 2013, respectively, primarily as a result of the addition of new employees and increases in compensation and payroll related expenses.

Other Income (Expense)

Total other expense was $21,494 and $45,717 for the three and nine months ended September 30, 2014 as compared to $20,135 and $51,399 for the three and nine months ended September 30, 2013. The decrease for the nine months ended September 30, 2014 was primarily due to lower interest on the term loan, which continues to be paid down.

Provision for Income Taxes

The provision for income taxes for the three and nine months ended September 30, 2014 was $197,847 and $327,364. These amounts represent the statutory federal and state rate on the Company’s income before taxes. The effective tax rates of 44.3% and 43.3% for the three and nine months ended September 30, 2014, respectively, were higher than the respective statutory rates due to the non-cash expense associated with incentive stock option share-based compensation for these periods.

Net Income

As a result of the above, the Company recorded net income of $248,165 and $428,796, respectively, for the three and nine months ended September 30, 2014, as compared to a net loss of $82,219 for the three months ended September 30, 2013 and net income of $95,496 for the nine months ended September 30, 2013.

Comparison for the years ended December 31, 2013 and December 31, 2012

Key highlights

During 2013 the Company continued to expand its customer base and growth trend which we believe will provide a basis for future growth. Some of the key highlights for 2013 are as follows:

1)       Revenues increased 32% from the prior year.

2)       Income from operations increased to $258,604 as compared to a loss of $1,176,432 in the prior year.

3)       Net income increased to $322,548 as compared to a loss of $1,235,170 in the prior year.

4)       As a result of an increase in sales and marketing expense, we continue to lay the foundation for continued growth.

5)       Sales of the Company’s proprietary, cloud-based business management solutions created specifically for the U.S. craft brewery and distribution industry has continued to increase since its introduction to market in early 2012; and the number of new sales prospects continues to climb.

6)       Continued to book major orders for Sage ERP X3.

Revenues

Revenues for the year ended December 31, 2013 increased $4,221,066 (32.0%) to $17,400,051 as compared to $13,178,985 for the year ended December 31, 2012.  The increase is in revenues from the existing business related to an increase in maintenance agreements and its software sales base.  Software and consulting revenues have increased primarily due to Sage X3 implementations. Maintenance revenues also continue to increase as software sales increase. The overall increases are primarily due to the continued marketing efforts and very competitive pricing, and the Company’s strategy to increase its business by seeking additional opportunities through potential acquisitions, partnerships or investments.

Gross Profit

Gross profit for the year ended December 31, 2013 increased $1,416,041 (26.5%) to $6,750,141 as compared to $5,334,100 for the year ended December 31, 2012. The increase in gross profit for this period is attributed to the increase in revenues from existing business, including the revenues from HTI.  For the year ended December 31, 2013, the gross profit percentage was 38.8% as compared to 40.5% for the year ended December 31, 2012. The mix of products being sold by the Company changes from time to time and sometimes causes the overall gross margin percentage to vary. The change in sales mix for the year ended December 31, 2013 resulted in gross profit being slightly lower as a percent of sales as compared to the year ended December 31, 2012, primarily as a result of a higher software sales mix year over year, which sales have a lower gross profit. In addition, the Company will often enter into revenue sharing agreements entered into with other resellers. The Company currently has twelve (12) revenue sharing arrangements, which often have the result of reducing the Company’s reported gross margins.

Operating Expenses

Selling and marketing expenses increased $942,079 (40.9%) to $3,244,337 for the year ended December 31, 2013 compared to $2,302,258 for the year ended December 31, 2012 due to increased sales personnel and travel expenses as a result of the increase in sales activity to provide for future growth, incremental expenses associated with HTI as well as expenses associated with attending numerous trade shows.

General and administrative expenses increased $51,166 (1.8%) to $2,927,622 for the year ended December 31, 2013 as compared to $2,876,456 for the year ended December 31, 2012 primarily as a result of increases in payroll related expenses.

On January 4, 2012, in accordance with options granted in January 2011, Mr. Meller sold portions of his convertible note (the “Meller Note”) payable to certain employees of SWK Technologies, Inc. in the amount of $13,235. On January 4, 2012, Mr. Meller also converted $30,458 of the Meller Note into 60,154,178 shares of the Company’s Common Stock, and those certain employees converted their $13,235 into 23,139,523 shares of the Company’s Common Stock. As a consequence the Company recognized $719,267 of share-based compensation expense in 2012 related to these transactions. Additionally, during the year ended December 31, 2012, the Company recognized $416,991 of share-based compensation expense as a result of the granting of stock options to most of its non-executive employees as compared to $17,616 for 2013.

Depreciation and amortization expense increased $106,402 for the year ended December 31, 2013 to $301,962 as compared to $195,560 for the year ended December 31, 2012. This increase is primarily attributed to the increase in amortization associated with the intangible assets acquired in the HTI acquisition in 2012.

Income (Loss) from Operations

For the year ended December 31, 2013, the Company had income from operations of $258,604 as compared to a net loss from operations for $1,176,432 for the year ended December 31, 2012, primarily attributed to non-cash share-based compensation of $1,136,258 in 2012, and other year over year changes discussed above.

Other Income (Expense)

For the year ended December 31, 2013, the Company had other expense of $56,056 as compared to $58,738 for the year ended December 31, 2012. This change is primarily attributed lower interest expense offset by the bargain purchase gain associated with the HTI acquisition in 2012.

Income Taxes

For the year ended December 31, 2013, the Company’s Federal and State provision requirements were offset by the reversal of a portion of the valuation allowance no longer deemed necessary, and recorded a net tax benefit of $120,000, which represents a reduction in its valuation allowance on tax attributes that are expected to be utilized based on management’s assessment and evaluation of historical and projected income.

Net Income (Loss)

For year ended December 31, 2013, the Company had net income of $322,548 as compared to a net loss of $1,235,170 for the year ended December 31, 2012 for the reasons mentioned above.

Liquidity and Capital Resources

During the nine months ended September 30, 2014, the Company had a net increase in cash of $686,881. The Company’s principal sources and uses of funds were as follows:

Cash provided by operating activities

The Company generated $910,824 in cash from operating activities for the nine months ended September 30, 2014, as compared to $862,003 of cash from operating activities for the nine months ended September 30, 2013. This increase in cash provided by operating activities is primarily attributed to the improvement in operating income, increase in accounts payable and accrued expenses for the period offset mostly by increase in accounts receivable and unbilled services for the period.

Cash used in investing activities

Investing activities for the nine months ended September 30, 2014 used $10,344 as compared to using $31,375 of cash for the nine months ended September 30, 2013, which is attributed to lower purchases of property and equipment.

Cash (used in) provided by financing activities

Financing activities for the nine months ended September 30, 2014 used cash of $213,599, as compared to generating $102,897 of cash for the nine months ended September 30, 2013. This change is mostly attributed to the proceeds from a term loan in the amount of $350,000 during the nine months ended September 30, 2013. The Company had no borrowing during the nine months ended September 30, 2014, but continued to pay off the outstanding debt.

The Company anticipates that there will be no significant impact on its liquidity as a result of its recent acquisition of ESC, Inc. The Company believes that as a result of the growth in business, recent acquisitions, and the availability of its credit line, it has adequate liquidity to fund its operating plans for at least the next twelve months.

We are currently seeking additional operating income opportunities through potential acquisitions or investments. Such acquisitions or investments may consume cash reserves or require additional cash or equity. Our working capital and additional funding requirements will depend upon numerous factors, including: (i) strategic acquisitions or investments; (ii) an increase to current company personnel; (iii) the level of resources that we devote to sales and marketing capabilities; (iv) technological advances; and (v) the activities of competitors.

In addition to developing new products, obtaining new customers and increasing sales to existing customers, management plans to continue to sustain its profitability through acquisitions of companies in the business software and information technology consulting market with solid revenue streams, established customer bases, and positive cash flow.

On August 1, 2013, the Company negotiated a new line of credit and term loan from TAB bank. The term of the credit line is for two years, expiring on July 31, 2015. The agreement includes a borrowing base calculation tied to accounts receivable with a maximum availability of $750,000 at prime plus 1.75% interest (currently 5%). The credit line is collateralized by substantially all of the assets of the Company and is guaranteed by the Company’s Chief Executive Officer, Mr. Meller. The credit facility requires the Company to pay a monitoring fee of $1,000 monthly. At September 30, 2014, the Company was in compliance with its required financial covenants, the fixed charge ratio and debt to net worth. As of September 30, 2014, the availability under this line was $750,000.

Under the term loan, the Company borrowed $350,000 in July 2013 from TAB Bank. The term of the loan is for two (2) years and expires on July 31, 2015. Monthly payments are at $15,776 including interest at eight percent (8%). The term loan is collateralized by substantially all of the assets of the Company and is guaranteed by the Company’s Chief Executive Officer, Mr. Meller. The outstanding balances at September 30, 2014 and December 31, 2013 were $151,259 and $279,517, respectively.

On May 6, 2014 SWK Technologies, Inc., a wholly owned subsidiary of SilverSun Technologies, Inc, entered into an Asset Purchase Agreement with ESC, Inc. d/b/a ESC Software, an Arizona corporation, and Alan H. Hardy and Michael Dobberpuhl in their individual capacity as Shareholders. SWK acquired certain assets of ESC (as defined in the Purchase Agreement). In consideration for the acquired assets, the Company issued in favor of Seller a promissory note in the aggregate principal amount of $350,000 (the “Note”). The Note is due sixty (60) months from the Closing Date and bears interest at a rate of two percent (2%) per annum. Any overdue principal or interest on the Note shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (i) the maximum interest rate permitted by applicable law or (ii) ten percent (10%). The outstanding balance at September 30, 2014 was $327,739.

There was no significant impact on the Company’s operations as a result of inflation for the nine months ended September 30, 2014.

Off Balance Sheet Arrangements

During the nine months ended September 30, 2014, we did not engage in any material off-balance sheet activities nor have any relationships or arrangements with unconsolidated entities established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide additional funding to any such entities.

Critical Accounting Policies

Revenue Recognition

Revenue is recognized when products are shipped, or services are rendered, evidence of a contract exists, the price is fixed or reasonably determinable, and collectability is reasonably assured.

Product Revenue

Software product revenue is recognized when the product is shipped to the customer. The Company treats the software component and the professional services consulting component as two separate arrangements that represent separate units of accounting. The arrangement consideration is allocated to each unit of accounting based upon that unit’s proportion of the fair value. In a situation where both components are present, software sales revenue is recognized when collectability is reasonably assured and the product is delivered and has stand-alone value based upon vendor specific objective evidence.

Service Revenue

Service revenue is comprised of primarily professional service consulting revenue, maintenance revenue and other ancillary services provided as described below. Professional service revenue is recognized as service is incurred.

With respect to maintenance services, upon the completion of one year from the date of sale, considered to be the warranty period, the Company offers customers an optional annual software maintenance and support agreement for subsequent one-year periods. Maintenance and support agreements are recorded as deferred revenue and recognized over the respective terms of the agreements, which typically range from three months to one year and are included in service revenue in the Consolidated Statement of Operations

Shipping and handling costs charged to customers are classified as revenue, and the shipping and handling costs incurred are included in cost of sales.

Accounts receivable

The Company performs ongoing credit evaluations of its customers and adjusts credit limits based on customer payment and current credit worthiness, as determined by review of their current credit information. The Company continuously monitors credits and payments from its customers and maintains provision for estimated credit losses based on its historical experience and any specific customer issues that have been identified. While such credit losses have historically been within our expectation and the provision established, the Company cannot guarantee that it will continue to receive positive results.

Intangible Assets

The values assigned to intangible assets were based on an independent valuation. Purchased intangible assets are amortized over the useful lives based on the estimate of the use of economic benefit of the asset using the straight-line amortization method.

The Company assesses potential impairment of its intangible assets when there is evidence that recent events or changes in circumstances have made recovery of an asset’s carrying value unlikely. Factors the Company considers important, which may cause impairment include, among others, significant changes in the manner of use of the acquired asset, negative industry or economic trends, and significant underperformance relative to historical or projected operating results.

Income taxes

Deferred income taxes reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss carryforwards. Deferred tax assets and liabilities are classified as current or non-current based on the classification of the related assets or liabilities for financial reporting, or according to the expected reversal dates of the specific temporary differences, if not related to an asset or liability for financial reporting. Valuation allowances are established against deferred tax assets if it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates or laws is recognized in operations in the period that includes the enactment date.

BUSINESS

Overview

We are a business application, technology and consulting company providing strategies and solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “Cloud”. As a value added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), and Business Intelligence (“BI”). Additionally, we have our own development staff building software solutions for Electronic Data Interchange (“EDI”), time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, hosting, business continuity, cloud, e-mail and web services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Dallas, Arizona and Southern California.

Our core business is divided into the following practice areas:

ERP (Enterprise Resource Management) and Accounting Software

We are a value-added reseller for a number of industry-leading ERP applications. We are a Sage Software Authorized Business Partner and Sage Certified Gold Development Partner. The majority of our customer base consists of Sage ERP X3, Sage 100 ERP, Sage 500 ERP, and Sage BusinessWorks customers. We are among the largest Sage ERP X3 partners in the United States, with a strong sales and implementation presence complemented by a scalable software development practice for customizations and enhancements. Due to the growing demand for true cloud-based ERP solutions, we have added two (2) industry leading applications to our ERP portfolio: (1) NetSuite ERP, among the world’s leading cloud ERP solutions, and (2) Acumatica, a browser-based ERP solution that can be offered on premise, in the public cloud, or in a private cloud. We develop and resell a variety of add-on solutions to all our ERP and accounting packages that help customize the installation to our customers’ needs and streamline their operations.

Value-Added Services for ERP

We go beyond simply reselling software packages; we have a robust consulting and professional services organization that manages the process as we move from the sales stage into implementation, go live, and production. We work inside our customers’ organizations to ensure all software and Information Technology (“IT”) solutions are enhancing their business needs. A significant portion of our services revenue comes from continuing to work with existing customers as their business needs change, upgrading from one version of software to another, or providing additional software solutions to help them grow their revenue. We have a dedicated help desk team that fields hundreds of calls every week. Our custom programming department builds specialized software packages as well as “off the shelf” enhancements, time and billing software, and a cloud solution dedicated to the craft brewing industry.

EDI (Electronic Data Interchange) Software and Services

EDI is the computer to computer exchange of standard business documents, such as purchase orders and invoices, in electronic format. A standard file format is established for each kind of document in order to facilitate the exchange of data across a variety of platforms and programs. We have a proprietary software solution, MAPADOC, which is fully integrated with the Sage ERPs. MAPADOC allows businesses to dramatically cut data entry time by eliminating duplicate entries, reduces costly errors with trading partners, and reduces the mapping time by over 75%. MAPADOC is the only EDI solution that is built within the framework of the Sage ERPs, allowing customers to stay within one application to get their job done.

Network and Managed Services

We provide comprehensive network and managed services designed to eliminate the IT concerns of our customers. Businesses can focus on their core strengths rather than technology issues. We adapt our solutions for virtually any type of business, from large national and international product and service providers, to small businesses with local customers. Our business continuity services provide automatic on and off site backups, complete encryption, and automatic failure testing. We also provide email and web security, IT consulting, managed network, and emergency IT services. Our focus in the network and managed services practice is to focus on industry verticals in order to demonstrate our ability to better understand our customers’ needs.

Industry Overview

As a value added reseller of business application software, we offer solutions for accounting and business management, financial reporting, managed services, ERP, WMS, CRM, and BI.  Additionally, we have our own development staff building software solutions for EDI, time and billing, and various ERP enhancements.  Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. The majority of our customers are small and medium businesses (“SMBs”).

According to SMB Group’s (a technology industry research company) most recent “Routes to Market Study”, reported that 85% of SMBs that plan to invest more in technology anticipate revenue increases. In addition, SMB Group also reported that technology integration moved to the single most important technology challenge faced with continued growth.

Gartner, Inc. (“Gartner”), an information technology research and advisory firm, reported that the SMB market represents 44% of all technology spending worldwide. Gartner predicts SMBs spent $847 billion on technology in 2012, and is poised to pass the $1 trillion mark by 2015. Surveys administered by Gartner listed business intelligence, cloud computing (including SaaS), and collaboration technologies among their top priorities in information technology. Gartner surveys also reported the biggest weaknesses highlighted by SMBs with their IT providers include understanding customers’ technology needs, tailoring discussions specific to their industry, and a lack of knowledge of services and products offered. In addition, Gartner reports that two thirds of IT executives list peer recommendation as the number one source in identifying potential technology providers.

According to Gartner, the worldwide ERP market grew to $25.8 billion in 2013 from $24.4 billion in 2012. The Managed Services Market — Global Advancements, Market Forecasts and Analysis (2013 – 2018) estimates the managed services market to grow to $256.05 billion by 2018 from $147.75 billion in 2013. The report notes that North America is the largest market for the managed services market, with a high demand for managed service across every industry vertical.

Competitive Strengths

•         Independent Software Vendor. As an independent software vendor we have published integrations between ERPs and third party products which differentiates us from other business application providers because, as a value-added reseller of the ERPs that our proprietary products integrate with, we have specific software solution expertise in the ERPs we resell which afford us the opportunity to ensure that our proprietary products tightly integrate with the ERPs. We own the intellectual property related to these integrations, and sell the solutions through other software resellers within the Sage network.

•         Sage Certified Gold Development Partner. As a Sage Certified Gold Development Partner, we are licensed to customize the source code of the Sage ERPs. Very few resellers are master developers, and in fact, we provide custom programming services for many other resellers. We currently have seven (7) full-time programmers on staff, which provides us with a depth and breadth of expertise that we believe very few competitors can match.

•         Experienced Leadership. We have a senior management team with over 100 years of aggregate individual experience across a broad range of disciplines. We believe our senior management team is well positioned to execute our strategy as we continue to expand.

•         Proven Ability to Recruit, Manage and Retain Quality Personnel. We have a proven track record of recruiting, managing and retaining skilled labor and our ability to do so represents an important advantage in an industry in which a shortage of skilled labor is often a key limitation for both clients and competitors alike. We recruit skilled labor from competitors and from amongst end users with experience using the various products we sell, whom we then train as consultants. We believe our ability to hire, manage and maintain skilled labor gives an edge over our competitors as we continue to grow.

•         Combination of Hardware/Software Expertise. Many competitors have software solution expertise. Others have network/hardware expertise. We believe we are among the very few organizations with a demonstrated expertise in both software and hardware, affording us the opportunity to provide turnkey solutions for our customers without the need to bring in additional vendors on a project.

•         Technical Expertise. Our geographical reach and vast technical capabilities afford our clients the ability to customize and tailor solutions to satisfy all of their business needs.

Our Growth Strategy

General

Our strategy is to grow our business through a combination of organic growth of our software applications and technology solutions, as well as expansion through acquisitions, both within our existing geographic reach and through geographic expansion. We have established a national presence via our internal marketing and sales programs, and acquisitions, and now have ERP customers and MAPADOC customers throughout most of the United States.

Organic Growth

Our organic growth strategy is to increase our market penetration and client retention through the upgrade of, and expanded sales efforts with, our existing products and development of new and enhanced software and technology solutions. A high level of client retention is sustained by our providing of responsive, ongoing software and technical support, monitoring and maintenance services for both the solutions we sell and other client technology needs we provide.

Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. We focus on nurturing long-standing relationships with existing customers while also establishing relationships with new customers.

Acquisitions

The markets in which we provide our services are occupied by a number of competitors, many substantially larger than us, and with significantly greater resources and geographic reach. We believe that to remain competitive, we need to take advantage of acquisition opportunities that arise which may help us achieve greater geographic presence and economies both within our existing footprint and expanded territories. As such, we have completed six (6) acquisitions and/or collaborative agreements in the past thirty-six (36) months. We may also utilize acquisitions, whenever appropriate, to expand our technological capabilities and product offerings. We focus on acquisitions that are profitable and fit seamlessly with our existing operations.

We believe our markets contain a number of attractive acquisition candidates. We foresee expanding through acquisitions of one or more of the following types of software and technology organizations:

•         Managed Service Providers (“MSPs”). MSPs provide their small and medium-sized business clients with a suite of services, which may include 24/7/365 remote monitoring of networks, disaster recovery, business continuity, data back-up, cyber-security and the like. There are hundreds of providers of such services in the U.S., most with annual recurring revenue of less than $10 million. We believe that we may be able to consolidate a number of these MSPs with our existing operation in an effort to become one of the more significant providers of these services in the U.S.

•         Independent Software Vendors (“ISVs”). ISVs are publishers of both stand-alone software solutions and integrations that integrate with other third party products. Our interest lies with ISVs selling into the small and medium-sized business marketplace, providing applications addressing e-commerce, mobility, security, and other functionalities. Since we have expertise in both selling directly to end-users and selling through a sales channel, we believe we can significantly enhance the sales volume of any potential acquisition via our existing infrastructure, our sales channel, and our internal marketing programs. There are several thousand ISVs in North America, constituting a large and significant target base for our acquisition efforts.

•         Value-Added Resellers (“VARs”) of ERP, Warehouse Management Systems (“WMS”), CRM and BI Software. Of the thousands of VARs in the Sage Software sales channel, we are among the five largest. VARs gross margins are a function of the sales volume they provide a publisher in a twelve (12) month period, and we are currently operating at the highest margins. Smaller resellers, who sell less and operate at significantly lower margins, are at a competitive disadvantage to companies such as ours, and are often amenable to creating a liquidity event for themselves by selling to larger organizations. This dynamic has enabled us to complete six (6) acquisitions and/or collaborative agreements in the past thirty-six (36) months. We have benefitted from completing such acquisitions in a number of ways, including but not limited to: (i) garnering new customers to whom we can upsell and cross-sell our broad range of products and services; (ii) gaining technical resources that enhance our capabilities; and (iii) extending our geographic reach.

Our business strategy provides that we will examine the potential acquisition of businesses within our industry. In determining a suitable acquisition candidate, we will carefully analyze a target’s potential to add to and complement our product mix, expand our existing revenue base, improve our margins, expand our geographic coverage, strengthen our management team, add technical resources and expertise, and, above all, improve stockholder returns. More specifically, we have identified the criteria listed below, by which we evaluate potential acquisition targets in an effort to gain the synergies necessary for successful growth of the Company:

•         Access to new customers and geographic markets;

•         Recurring revenue of the target;

•         Opportunity to gain operating leverage and increased profit margins;

•         Diversification of sales by customer and/or product;

•         Improvements in product/service offerings; and

•         Ability to attract public capital and increased investor interest.

We are unable to predict the nature, size or timing of any acquisition. We can give no assurance that we will reach agreement or procure the financial resources necessary to fund any acquisition, or that we will be able to successfully integrate or improve returns as a result of any such acquisition.

We continue to seek out and hold preliminary discussions with various acquisition candidates. However, currently we have not entered into any agreements or understandings for any acquisitions that management deems material.

Electronic Data Interchange Software Strategy

Our strategy for our proprietary EDI software, including specifically “MAPADOC” is to continue to achieve market penetration with new customers within our existing and expanding footprint and increase sales of new modules and enhanced functionality to our existing customer base. To remain competitive, we must periodically upgrade our software to the platform most commonly requested by the market. We must also continue our focus on enhancing applications through the addition of new functionality. Towards that end, we are exploring the development of a cloud offering or Software-as-a-Service model for MAPADOC, and are investigating the EDI markets for automotive suppliers and grocers.

Enterprise Resource Planning Software Strategy

Our ERP software strategy is focused on serving the needs of our expansive installed base of customers for our Sage 100 ERP, Sage 500 ERP, and Sage BusinessWorks practices, while rapidly growing the number of customers using Sage ERP X3, NetSuite, and Acumatica.  We currently have approximately 2,450 active ERP customers using one of these six solutions.  In the past we, have focused primarily on on-premise mid-market Sage Software solutions but in the past two years have shifted our focus to the more enterprise-level Sage ERP X3 offering, as well as diversifying into cloud ERP solutions.  This has allowed us to increase our average deal size significantly and also keep pace with the changing trends that we see in the industry.

Managed Services Strategy

The Managed Services market is broadly segmented by types of services, for example managed data center, managed network, managed mobility, managed infrastructure, managed communications, managed information, managed security and other managed services. In addition, the market is segmented by market verticals, such as public sector, banking, financial services and insurance, education, retail, contact centers and service industries, high tech and telecommunications, healthcare and pharmaceuticals, travel and logistics, manufacturing, energy and utilities among others.

The recent trend in the industry shows that there is a high demand for managed services across every industry vertical. The implementation of managed services reduces IT costs by 30% to 40% in such enterprises. This enables organizations to have flexibility and technical advantage. Enterprises having their services outsourced look forward to risk sharing and to reduce their IT costs and IT commitments, so that they are able to concentrate on their core competencies. Organizations implementing managed services have reported almost a 50% to 60% increase in the operational efficiency of their outsourced processes. Enterprises have accepted outsourcing services as a means to enable them to reduce their Capital Expenditure (CapEx) and free up internal sources. Newer managed services that penetrate almost all the industry domains, along with aggressive pricing in services, are being offered. This results in an increase in the overall revenues of the managed services market. It is observed that there is an increase in outsourcing of wireless, communications, mobility and other value-added services, such as content and e-commerce facilities. With increasing technological advancements and the cost challenges associated with having the IT services in-house, we believe the future seems optimistic for managed services providers.

Our strategy is to continue to expand our product offerings to the small and medium sized business marketplace, and to increase our scale and capabilities via acquisition throughout the United States, but initially in those regions where we currently have existing offices.

Geographic Expansion

Generally, our technology offerings require on-premise implementation and support. When we expand into new geographic territories, we prefer to find qualified personnel in an area to augment our current staff of 27 consultants to service our business. The need for hands-on implementation and support may also require investment in additional physical offices and other overhead. We believe our approach is conservative. The 2011 acquisition of the software customer accounts of IncorTech, a Southern California-based Sage business partner, reflects this strategy of geographic expansion. The focus in Southern California is to sell and support our MAPADOC integrated EDI solution and to market Sage ERP X3 to both former IncorTech customers, as well as market to new potential customers.

We may accelerate expansion if we find complementary businesses in other regions that we are able to acquire. We are currently focused on markets in the Northeast, Midwest, Texas, Arizona and Southern California. Our marketing efforts to expand into new territories have included attendance at trade shows, in addition to personal contact.

Our Products and Services

Enterprise Resource Planning Software

Substantially all of our initial sales of ERP financial accounting solutions consist of prepackaged software and associated services to customers in the United States.

The Company resells ERP software published by Sage Software and other providers for the financial accounting requirements of small- and medium-sized businesses focused on manufacturing and distribution, and the delivery of related services from the sales of these products, including installation, support and training. The programs perform and support a wide variety of functions related to accounting, including financial reporting, accounts payable and accounts receivable, and inventory management.

We provide a variety of services along with our financial accounting software sales to assist our customers in maximizing the benefits from these software applications. These services include training, technical support, and professional services. We employ class instructors and have formal, specific training in the topics they are teaching. We can also provide on-site training services that are highly tailored to meet the needs of a particular customer. Our instructors must pass annual subject-matter examinations required by Sage to retain their product-based teaching certifications.

We provide end-user technical support services through our support/help desk. Our product and technology consultants assist customers calling with questions about product features, functions, usability issues, and configurations. The support/help desk offers services in a variety of ways, including prepaid services, time and materials billed as utilized and annual support contracts. Customers can communicate with the support/help desk through e-mail, telephone, and fax channels. Standard support/help desk services are offered during normal business hours five (5) days per week.

Electronic Data Interchange Software

We publish our own proprietary EDI software, “MAPADOC.” EDI can be used to automate existing processes, to rationalize procedures and reduce costs, and to improve the speed and quality of services. Because EDI necessarily involves business partners, it can be used as a catalyst for gaining efficiencies across organizational boundaries.

Our “MAPADOC” EDI solution is a fully integrated EDI solution that provides users of Sage Software’s market-leading Sage 100 ERP/500 ERP/ERP X3 software products with a feature rich product that is easy to use. “MAPADOC” provides the user with dramatically decreased data entry time, elimination of redundant steps, the lowering of paper and postage costs, the reduction of time spent typing, signing, checking and approving documents and the ability to self-manage EDI and to provide a level of independence that saves time and money.

We market our “MAPADOC” solutions to our existing and new small and medium-sized business customers, and through a network of resellers. We have a sales team of technical specialists involved in marketing and supporting sales of the “MAPADOC” product and associated services.

Warehouse Management Systems

We are resellers of the Accellos Warehouse Management System software published by High Jump, Inc. (“High Jump”). High Jump develops warehouse management software for mid-market distributors. The primary purpose of a WMS is to control the movement and storage of materials within an operation and process the associated transactions. Directed picking, directed replenishment, and directed put-away are the key to WMS. The detailed setup and processing within a WMS can vary significantly from one software vendor to another. However, the basic WMS will use a combination of item, location, quantity, unit of measure, and order information to determine where to stock, where to pick, and in what sequence to perform these operations.

The Accellos WMS software improves accuracy and efficiency, streamlines materials handling, meets retail compliance requirements, and refines inventory control. Accellos also works as part of a complete operational solution by integrating seamlessly with radio frequency hardware, accounting software, shipping systems and warehouse automation equipment.

We market the Accellos solution to our existing and new medium-sized business customers.

Managed Network Services and Business Consulting

We provide managed services, data back-up, network maintenance and service upgrades for our business clients. We are a Microsoft Solutions Provider. Our staff includes engineers who maintain certifications from Microsoft and Sage Software. They are Microsoft Certified Systems Engineers and Microsoft Certified Professionals, and they provide a host of services for our clients, including remote network monitoring, server implementation, support and assistance, operation and maintenance of large central systems, technical design of network infrastructure, technical troubleshooting for large scale problems, network and server security, and backup, archiving, and storage of data from servers. There are numerous competitors, both larger and smaller, nationally and locally, with whom we compete in this market.

Craft Brewery Business Management Solutions

We provide a proprietary series of cloud-based business management solutions created specifically for the U.S. craft brewery and distribution industry. Currently, implementations of BeerRun, BrewPub, BrewX ERP (powered by Sage ERP X3) and the Distributor Relationship Management System — Software-as-a-Service (SaaS) solutions jointly developed by SWK Technologies — have been sold to one hundred and twenty six (126) craft breweries throughout the country and ten (10) internationally. These innovative solutions provide brew masters with a single, turnkey database batch/process solution capable of managing their manufacturing operations — from forecasting and planning to recipe management to inventory control and traceability, among other critical business functions, including automated Alcohol and Tobacco Tax and Trade Bureau reporting.

Product Development

We are continually looking to improve and develop new products. Our product initiatives include various new product offerings, which are either extensions of existing products or newly conceptualized product offerings including, but not limited to:

•         Time and Billing Exact (TBX)

•         SPS RSX Connector

•         MAPADOC Express

•         Fusion X3 Integration

•         Accellos X3 Integration

•         License Plate Modification

We are using a dual-shore development approach to keep product development costs at a minimum.  All of our product development is led by SWK US-based employees.  The project leaders are technical resources who are involved in developing technical specifications, design decisions, usability testing, and transferring the project knowledge to our offshore development team.  Several times per week, the product development leadership team meets with our project leaders and development teams to discuss project status, development obstacles, and project timelines.

Arrangements with Principal Suppliers

Our revenues are primarily derived from the resale of vendor software products and services. These resales are made pursuant to channel sales agreements whereby we are granted authority to purchase and resell the vendor products and services. Under these agreements, we either resell software directly to our customers or act as a sales agent for various vendors and receive commissions for our sales efforts.

We are required to enter into an annual Channel Partner Agreement with Sage Software whereby Sage Software appoints us as a non-exclusive partner to market, distribute, and support Sage 100 ERP, Sage 500 ERP and Sage ERP X3. The Channel Partner Agreement is for a one-year term, and automatically renews for an additional one-year term on the anniversary of the agreement’s effective date. These agreements authorize us to sell these software products to customers in the United States. There are no clauses in this agreement that limit or restrict the services that we can offer to customers. We also operate a Sage Software Authorized Training Center Agreement and also are party to a Master Developers Program License Agreement.

For the years ended December 31, 2013 and 2012, purchases from Sage Software were approximately 31% and 47%, respectively, of the Company’s total cost of revenue.  Generally, the Company does not rely on any one specific supplier for all of its purchases and maintains relationships with other suppliers that could replace its existing supplier should the need arise.

Customers

We market our products throughout North America.  For the years ended December 31, 2013 and 2012, our top 10 customers accounted for 19% ($3,159,000) and 17% ($2,262,000), respectively, of our total revenues. Generally, we do not rely on any one specific customer for any significant portion of our revenue base. No single customer accounted for ten percent or more of our consolidated revenues base.

Intellectual Property

We regard our technology and other proprietary rights as essential to our business. We rely on copyright, trade secret, confidentiality procedures, contract provisions, and trademark law to protect our technology and intellectual property. We have also entered into confidentiality agreements with our consultants and corporate partners and intend to control access to, and distribution of our products, documentation, and other proprietary information.

We own two trademarks registered with the U.S. Patent and Trademark Office for “MAPADOC” and have 2 trademark applications pending. We have no patents or patent applications pending.

Competition

Our markets are highly fragmented and the business is characterized by a large number of participants, including several large companies, as well significant number of small, privately-held, local competitors. Our current and potential larger competitors include NexTech Group, Inc., Blytheco, and Net@Work.  A significant portion of our revenue is currently derived from requests for proposals (RFPs”) and price is often an important factor in awarding such agreements. Accordingly, our competitors may underbid us if they elect to price their services aggressively to procure such business. Our competitors may also develop the expertise, experience and resources to provide services that are equal or superior in both price and quality to our services, and we may not be able to enhance our competitive position.  The principal competitive factors for our professional services include geographic presence, breadth of service offerings, technical skills, quality of service and industry reputation. We believe we compete favorably with our competitors on the basis of these factors.

Employees

As of February 4, 2015, we had approximately 95 full time employees with 21 of our employees engaged in sales and marketing activities, 60 employees are engaged in service fulfillment, and 11 employees employed in administrative activities.

Our future success depends in significant part upon the continued services of our key sales, technical, and senior management personnel and our ability to attract and retain highly qualified sales, technical, and managerial personnel. None of our employees are represented by a collective bargaining agreement and we have never experienced a work stoppage.

Properties

We do not own any real property for use in our operations or otherwise. Our main offices are located at 5 Regent Street, Livingston, NJ 07039 where we have 6,986 square feet of office space at a monthly rent of $7,400. The lease expires December 31, 2016. The Company has a two-year lease, with a one-year extension, for office space at 6834 Buckley Road, North Syracuse, New York, at a monthly rent of $2,100.  The lease expires May 31, 2015.  The Company also leases 2,700 square feet of office space for sales and support in Skokie, Illinois with a monthly rent of $3,000. This lease expires April 30, 2018. The Company also leases 500 square feet for sales and support in Minneapolis, Minnesota with a monthly rent of $400 a month. This lease expires August 2014, and extended on a month-to-month basis with a monthly rent of $500 per month. We believe our current facilities are sufficient for our current needs and will be adequate, or that suitable additional or substitute space will be available on commercially reasonable terms, for the foreseeable future. We also believe that our insurance coverage adequately covers our interest in our leased space. We have a good relationship with our landlords and believe that these facilities will adequately serve our business purposes for the foreseeable future.

Legal Proceedings

We are not currently involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting us, our Common Stock, any of our subsidiaries or of our or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Our Corporate History

We were incorporated on October 3, 2002, as a wholly owned subsidiary of iVoice, Inc. (“iVoice”). On February 11, 2004, the Company was spun off from iVoice and became an independent publicly traded company. On September 5, 2003, we changed our corporate name to Trey Resources, Inc. In March 2004, Trey Resources, Inc. began trading on the OTCBB under the symbol TYRIA.OB. In June 2011, we changed our name to SilverSun Technologies, Inc.

Prior to June 2004, we were engaged in the design, manufacture, and marketing of specialized telecommunication equipment. On June 2, 2004, our wholly-owned subsidiary, SWK Technologies, Inc. (“SWK”) completed its acquisition of SWK, Inc. Since the acquisition of SWK, Inc. we have focused on three (3) core business sectors, including acting as the following: (i) a managed service provider for computer networks, providing 24/7 remote monitoring of networks, data backup, hosting,  and business continuity and disaster recovery services; (ii) a value added reseller and master developer for Sage Software’s Sage 100 ERP/500 and ERP X3 enterprise resource planning (“ERP”) financial software; and (iii) publisher of its own proprietary software solutions and integrations, including its Electronic Data Interchange (“EDI”) software, “MAPADOC.” We also publish twenty (20) other assorted software solutions. We focus on the business application software and the information technology consulting market for small and medium-sized businesses (“SMB’s”), selling services and products to various end users, manufacturers, wholesalers and distributors located throughout the United States.

Our strategy is to grow our business through a combination of organic growth of our software applications and technology solutions, as well as expansion through acquisitions, both within our existing geographic reach and through geographic expansion. To that end, since 2006, we have completed a number of acquisitions that have increased our client base, technical expertise and geographic footprint.

On June 2, 2006, SWK completed the acquisition of certain assets of AMP-Best Consulting, Inc. (“AMP”) of Syracuse, New York.  AMP is an information technology company and value added reseller of licensed ERP software published by Sage Software.  AMP sold services and products to various end users, manufacturers, wholesalers and distribution industry clients located throughout the United States, with special emphasis on companies located in the upstate New York region.

During 2011, SWK acquired Sage’s Software’s customer accounts in connection with IncorTech, LLC (“IncorTech”), a Southern California-based Sage business partner. This transaction increased our geographical influence in Southern California for the sale and support of our MAPADOC integrated EDI solution and the marketing of our Sage ERP X3 to both former IncorTech customers as well as new consumers. IncorTech had previously provided professional accounting, technology, and business consulting services to over 300 clients.

In May 2014, we completed the purchase of selected assets of ESC Software (“ESC”), a leading Arizona-based reseller of Sage Software and Acumatica applications. Founded in 2000, ESC has implemented technology solutions at prominent companies throughout the Southwest.  ESC’s customers and business products and services have been integrated into the infrastructure of SWK.  In addition to the strategic benefits of this acquisition, it has given us additional annual revenues, approximately 300 additional Sage Software ERP customers and affords us market penetration in the Southwest.

MANAGEMENT

Executive Officers and Directors

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers at February 4, 2015:

Name	Age	Position	Officer and/or Director Since

Mark Meller	55	Chairman, President, Chief Executive Officer and Director	2003

Crandall Melvin III	58	Chief Financial Officer	2015

Stanley Wunderlich	63	Director	2011

Joseph Macaluso	63	Director	2015

Mark Meller, Chief Executive Officer, President, Director

Mr. Mark Meller has been the President and Director of the Company since September 15, 2003, and was further appointed Chief Executive Officer on September 1, 2004. He became Chairman of the Board on May 10, 2009. From September 2003 through January 2015, he was Chief Financial Officer of the Company. From October 2004 until February 2007, Mr. Meller was the President, Chief Executive Officer, Chief Financial Officer and Director of Deep Field Technologies, Inc. From December 15, 2004 until September 2009, Mr. Meller was the President, Chief Executive Officer, Chief Financial Officer and Director of MM2 Group, Inc. From August 29, 2005 until August 2006, Mr. Meller was the President, Chief Executive Officer and Chief Financial Officer of iVoice Technology, Inc. Since 1988, Mr. Meller has been Chief Executive Officer of Bristol Townsend and Co., Inc., a New Jersey based consulting firm providing merger and acquisition advisory services to middle market companies. From 1986 to 1988, Mr. Meller was Vice President of Corporate Finance and General Counsel of Crown Capital Group, Inc, a New  Jersey based consulting firm providing advisory services for middle market leveraged buy-outs (LBO’s). Prior to 1986, Mr. Meller was a financial consultant and practiced law in New York City. He is a member of the New York State Bar.

Mr. Meller has a B.A. from the State University of New York at Binghamton and a J.D. from the Boston University School of Law.

In evaluating Mr. Meller’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his numerous years of experience in the industry, his knowledge of running and managing the Company, and his proven track record of success in such endeavors.

Crandall Melvin III, Chief Financial Officer

Crandall Melvin III combines over 30 years of experience in public accounting and industry, holding a number of senior management positions following a 5 year career in retail, commercial banking and equipment leasing. Mr. Melvin is also currently the CFO of SWK, the Company’s operating subsidiary, and has been so since 2007.

From 2002 to 2006, he was Co-Founder and Chief Operating Officer of AMP-Best Consulting, Inc. (“AMP-Best”) a company involved in software sales and implementation.  AMP-Best was acquired by SWK Technologies in 2006.  From 1993 to 2002, he worked in public accounting in Alaska and New York, and is currently a Certified Public Accountant licensed in the State of New York and also holds the designation of Certified Global Management Accountant. Mr. Melvin is also currently a director of Community Baseball of Central New York, Inc. the Minor League AAA affiliate of The Washington Nationals.  Mr. Melvin has also served on boards of directors of various not-for-profit organizations located in the Syracuse Area.

Mr. Melvin has an undergraduate degree from the University of Southern California and an MBA from Syracuse University with additional graduate studies from the University of Alaska at Anchorage.

Stanley Wunderlich, Director

Mr. Stanley Wunderlich has over 40 years of experience on Wall Street as a business owner and consultant. Mr. Wunderlich is a founding partner and has been Chairman and Chief Executive Officer of Consulting for Strategic

Growth 1, specializing in investor and media relations and the formation of capital for early-growth stage companies both domestic and international, from 2000 through the present. Since 1987, he has been the Chief Executive Officer of Consulting For Strategic Growth 1, Ltd.

Mr. Wunderlich has a Bachelor’s degree from Brooklyn College.

In evaluating Mr. Wunderlich’s experience, qualifications, attributes and skills in connection with his appointment to our Board, we took into account his numerous years of experience in finance and investor relations, and his proven track record of success in such endeavors.

Joseph Macaluso, Director

Joseph Macaluso has over 30 years of experience in financial management. Mr. Macaluso has been the Principal Accounting Officer of Tel-Instrument Electronics Corp., a developer and manufacturer of avionics test equipment for both the commercial and military markets since 2002. Previously, he had been involved in companies in the medical device and technology industries holding positions including Chief Financial Officer, Treasurer and Controller. He has a B.S. in Accounting from Fairfield University.

In evaluating Mr. Macaluso’s specific experience, qualifications, attributes and skills in connection with his appointment to Board, we took into account his expertise in general management, finance, corporate governance and strategic planning, as well as his extensive experience in operations and mergers and acquisitions.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition and Director Independence

As of the date of this prospectus, our board of directors consists of three members: Mr. Mark Meller, Mr. Stanley Wunderlich, and Mr. Joseph Macaluso. The Board is currently evaluating additional candidates for appointment to the board of directors upon the effectiveness of the registration statement of which this prospectus forms a part. The directors will serve until our next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards.

In making the determination of whether a member of the board is independent, our board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Certain Relationships and Related-Party Transactions”. The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our board affirmatively determined that Mr. Wunderlich and Mr. Macaluso have qualified as independent and that he has no material relationship with us that might interfere with his or her exercise of independent judgment.

Board Committees

Currently, the Audit Committee consists of Mr. Mark Meller, the Company’s Chief Executive Officer and President, Mr. Stanley Wunderlich and Joseph Macaluso. The Audit Committee has two (2) independent members and Mr. Macaluso may be deemed a financial expert as defined in §228.401(e) of the regulations promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended.

The Company does not currently have a standing nominating committee or compensation committee.

Involvement in Certain Legal Proceedings

During the past ten years, none of the following occurred with respect to any of our officers or directors: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2013, 2012 and 2011.

Name and Position(s)	Year	Salary($)	Bonus($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)	Total Compensation($)
Mark Meller	2013	$436,506	$0	$0	$0	$0	$0	$0	$436,506
President,	2012	$366,823	$0	$0	$0	$0	$0	$0	$366,823
Chief Executive Officer, Chief Financial Officer President and Director	2011	$275,769	$0	$0	$0	$0	$0	$0	$275,769

Crandall Melvin III(1)	2013	$0	$0	$0	$0	$0	$0	$0	$0
Chief Financial Officer	2012	$0	$0	$0	$0	$0	$0	$0	$0
	2011	$0	$0	$0	$0	$0	$0	$0	$0

(1)      On January 29, 2015, Crandall Melvin was appointed CFO of the Company.

Potential Payments upon Termination or Change in Control

Mr. Meller’s employment agreement (the “Meller Employment Agreement”) provides for a severance payment to him of three hundred percent (300%), less $100,000 of his gross income for services rendered to the Company in each of the five prior calendar years should his employment be terminated following a change in control (as defined in the Meller Employment Agreement).

Employment Agreements

Mark Meller, Chief Executive Officer

The Company has an Employment Agreement with Mark Meller, President and Chief Executive Officer of the Company, which began on September 15, 2003, was extended on September 15, 2010 (the “Renewal Date”), and expires on September 15, 2017. As of the renewal date, the Company agreed to pay Mr. Meller an annual salary of $318,881 per annum, with a ten percent (10%) increase every year thereafter. As of December 31, 2013, Mr. Meller agreed to accept a salary of $426,500 for 2013. The employment agreement with Mr. Meller also provides for a severance payment to him of three hundred percent (300%), less $100,000 of his gross income for services rendered to the Company in each of the five prior calendar years should his employment be terminated following a change in control, as defined in the employment agreement.

Total amounts owed to Mr. Meller as of December 31, 2013 and December 31, 2012, representing accrued interest totaled $2,672 and $5,942, respectively.

Outstanding Equity Awards at Fiscal Year-End 2013

The Company had no outstanding equity awards at the end of the most recent completed fiscal year.

Director Compensation

We pay only our independent directors for their service on our board of directors. Mr. Wunderlich  will be paid $1,000 per month, payable at the end of each fiscal quarter for his service as a member of the board. Mr. Macaluso will be paid $1,500 per month, payable at the end of each fiscal quarter for his service as a member of the board and as Chairman of the Audit Committee.

The following Director Compensation Table sets forth the compensation of our directors for the fiscal year ending on December 31, 2013.

Director Compensation for Fiscal 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stanley Wunderlich	12,000	—	—	—	—	—	12,000

Joseph Macaluso(1)	—	—	—	—	—	—	—

 (1)    Joseph Macaluso was appointed as a director on January 29, 2015.

Director Agreements

On July 26, 2011, we entered into a director agreement with Stanley Wunderlich, pursuant to which Mr. Wunderlich was appointed to the Board effective July 26, 2011.   On August 3, 2011 the Company entered into an amended and restated director agreement (the “Amended Agreement”). The term of the Amended Agreement is one year from August 3, 2011. The Amended Agreement may, at the option of the Board, be automatically renewed on such date that Mr. Wunderlich is re-elected to the Board. Under the Amended Agreement, Mr. Wunderlich is to be paid a stipend of one thousand dollars ($1,000) (the “Stipend”) per month, payable at the end of each fiscal quarter. Additionally, Mr. Wunderlich shall receive warrants (the “Warrants”) to purchase such number of shares of the Company’s Common Stock, as shall equal (the “Formula”) (A) $20,000 divided by (B) the closing price of the Common Stock on the OTC Markets on the date of grant of the Warrant.  The exercise price of the Warrant shall be the closing price on the date of the grant of such Warrant (the “Grant Date”) plus $0.01.  The Warrant shall be fully vested upon receipt thereof (the “Vesting Date”). For the duration of the directorship term, on the three month anniversary of the Vesting Date, and for each successive three month period thereafter, Mr. Wunderlich shall receive a warrant exercisable for the number of shares of Common Stock resulting from the application of the Formula on the applicable Grant Date. To date no warrants have been issued pursuant to this agreement.

On January 29, 2015, we entered into a director agreement (“Macaluso Director Agreement”) with Joseph Macaluso, pursuant to which Mr. Macaluso was appointed to the Board effective January 29, 2015 (the “Effective Date”). The Macaluso Director Agreement may, at the option of the Board, be automatically renewed on such date that Mr. Macaluso is re-elected to the Board. Under the Macaluso Director Agreement, Mr. Macaluso is to be paid a stipend of one thousand five hundred dollars ($1,500) (the “Stipend”) per month, payable at the end of each fiscal quarter. Additionally, Mr. Macaluso shall receive warrants (the “Warrants”) to purchase such number of shares of the Company’s Common Stock, as shall equal (the “Formula”) (A) $20,000 divided by (B) the closing price of the Common Stock on the OTC Markets on the date of grant of the Warrant.  The exercise price of the Warrant shall be the closing price on the date of the grant of such Warrant (the “Grant Date”) plus $0.01. The Warrant shall be fully vested upon receipt thereof (the “Vesting Date”). To date no warrants have been issued pursuant to this agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of February 4, 2015 by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding Common Stock; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of February 4, 2015. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of February 4, 2015 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors and officers is c/o SilverSun Technologies, Inc. at 5 Regent Street Livingston, NJ 07039.

Name and Address of Beneficial	Outstanding Common Stock	Percentage of Ownership of Common Stock(1)	Outstanding Preferred Stock	Percentage Ownership of Preferred Stock(2)
5% Beneficial Shareholders
Jeffrey Roth(3)	1,067,181	26.94%	—	—

Officers and Directors
Mark Meller(4) Chief Executive Officer, President and Chairman	2,006,533	50.66%	1	100%

Crandall Melvin III Chief Financial Officer	74,588	1.9%	—	—

Joseph P. Macaluso Director	—	—	—	—

Stanley Wunderlich Director	23,333	*	—	—

Officers and Directors as a Group (4 persons)	2,104,454	53.13%	1	100%

*         denotes less than 1%

(1)      Based on 3,960,683 shares of Common Stock outstanding as of February 4, 2015. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)      Based on one share of Series B Preferred Stock outstanding as of February 4, 2015. Each share of the Series B Preferred has voting rights equal to (x) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote divided by (y) forty nine one-hundredths (0.49) minus (z) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote.

(3)      Mr. Roth is Chief Executive Officer of SWK, Technologies, Inc., a wholly-owned subsidiary of SilverSun Technologies, Inc.

(4)      Upon closing of this offering, Mr. Meller will return his shares of Series B Preferred Stock to the treasury.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

On October 19, 2010, the Company borrowed $45,000 in exchange for issuing the Meller Note payable to Mr. Meller. The Meller Note is not collateralized, and carries an interest rate of three percent (3%) per annum on the unpaid balance. In January 2013, Mr. Meller extended the due date of the Meller Note to January 2014. In January 2014, Mr. Meller extended the due date of the Meller Note to January 2015. The outstanding balance at December 31, 2013 and 2012 was $20,000. The Meller Note was paid in full in October 2014.

DESCRIPTION OF SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

On February 4, 2015 the Company effected the Reverse Stock Split and every thirty (30) shares of outstanding Common Stock decreased to one (1) share of Common Stock. Similarly, the number of shares of Common Stock into which each outstanding option and warrant to purchase Common Stock is to be exercisable decreased on 1-for-30 basis and the exercise price of each outstanding option and warrant to purchase Common Stock increased proportionately.

On January 29, 2015 the Company filed an amendment to its fourth amended and restated certificate of incorporation (the “Amendment”) with the Secretary of State of Delaware. The Amendment (i) reflected the Reverse Stock Split; (ii) combined the Company’s Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”) and the Company’s Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock”) into one class of general common stock, par value $0.00001 (the “Common Stock”); and (iii) reduced the number of authorized shares of Common Stock from 750,000,000 to 75,000,000.

Authorized Capital Stock

We are authorized to issue up to 76,000,000 shares of capital stock consisting of: 75,000,000 shares of Common Stock, par value $0.00001 per share and 1,000,000 shares of preferred stock, par value of $0.001 per share.   As of February 4, 2015, 3,960,683 shares of Common Stock were issued and outstanding, 1 share of preferred stock was issued and outstanding and 169,116 shares of Common Stock were reserved for issuance under our outstanding options and warrants as described below.

Common Stock

Each holder of our Common Stock is entitled to one vote for each share held of record. Holders of our Common Stock have no preemptive, subscription, conversion, or redemption rights.  Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to receive our net assets pro rata. Each holder of Common Stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth.

Preferred Stock

The Company’s certificate of incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock, par value $0.001 per share from time to time.

Our board of directors is authorized (by resolution and by filing an amendment to our certificate of incorporation and subject to limitations prescribed by the General Corporation Law of the State of Delaware) to issue, from to time, shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

•         the number of shares constituting that series and the distinctive designation of that series;

•         the dividend rate on the shares of that series, whether dividends are cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•         whether that series has voting rights, in addition to voting rights provided by law, and, if so, the terms of those voting rights;

•         whether that series has conversion privileges, and, if so, the terms and conditions of conversion, including provisions for adjusting the conversion rate in such events as our board of directors determines;

•         whether or not the shares of that series are redeemable, and, if so, the terms and conditions of redemption, including the dates upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•         whether that series has a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of that sinking fund;

•         the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and

•         any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

If we liquidate, dissolve or wind up our affairs, whether voluntarily or involuntarily, the holders of Preferred Stock of each series will be entitled to receive only that amount or those amounts as are fixed by the certificate of designations or by resolution of the board of directors providing for the issuance of that series.

Series A Preferred Stock

The Company issued to the each holder of the Notes one (1) share of Series A Convertible Preferred Stock (“Series A”), having the rights, preferences, privileges, powers and restrictions set forth in the Certificate of Designation filed with the Secretary of State of Delaware. The Company has the right to convert, at its sole option, each share of Series A into Common Stock equal to 1% of the outstanding shares of Common Stock at the time of conversion. The Company valued the Series A Convertible Preferred Stock at $22,886 representing 1% of the outstanding shares deliverable multiplied by the fair market value of the stock on the date of issuance and recorded as debt discount, which has been amortized to interest expense during 2011. Each one share of Series A shall entitle the Series A Holder to voting rights equal to 2,666,667 votes of Common Stock.

On January 12, 2012, the Series A Convertible Preferred Stock was converted into 2,385,650 shares of Common Stock. As of February 4, 2015, the Company has authorized 2 shares of Series A Preferred Stock, of which none are issued or outstanding.

Series B Preferred Stock

The Series B Preferred Stock has the rights, privileges, preferences and restrictions set for in the Certificate of Designation (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware (“Delaware Secretary of State”) on September 23, 2011.

Each share of the Series B Preferred shall have voting rights equal to (x) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote divided by (y) forty nine one-hundredths (0.49) minus (z) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote.  For the avoidance of doubt, if the total issued and outstanding Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of the Series B Preferred Stock shall be equal to 5,204,082 (e.g. (5,000,000 / 0.49) – 5,000,000 = 5,204,082).

On September 23, 2011, SilverSun Technologies, Inc., entered into a Series B preferred stock purchase agreement (the “Preferred Stock Purchase Agreement”) with Mr. Meller, pursuant to which Mr. Meller was issued one  authorized share of Series B Preferred Stock (“Series B”), par value $0.001 per share.  Mr. Meller was issued one share of Series B as partial consideration for personally guaranteeing repayment of the Notes.

As of February 4, 2015, the Company has authorized 1 share of Series B Preferred Stock, of which 1 shares is issued and outstanding. Upon closing of this offering, Mr. Meller will return his share of Series B Preferred Stock to the treasury.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are currently no outstanding warrants to purchase our securities.

Options and Stock Awards

There are 169,116 outstanding options to purchase our securities.

In May 2012, the Company issued approximately 96,000 Common Stock options from the 2004 Stock Incentive Plan with a weighted average exercise price of $4.80 and an expected life of five (5) years.  Approximately, 75,000 of the Common Stock options vest immediately. The remaining 21,000 options shall vest as follows: fifty percent (50%) at the grant date; and the balance vested ratably over a three-year period.

In February 2014, the Company granted 50,000 incentive stock options with an exercise price of $4.50 per option to certain non-executive employees under the 2004 Stock Incentive Plan.  Approximately 25,000 of the options vest immediately with the remaining 50% vesting ratably over a three-year period.

In May 2014, the Company granted 20,000 incentive stock options with an exercise price of $4.50 per option to Mr. Alan H. Hardy under the 2004 Stock Incentive Plan. The Options shall vest at 20% year over year for five years.

In July 2014, the Company granted 10,000 incentive stock options with an exercise price of $4.50 per option to certain non-executive employees under the 2004 Stock Incentive Plan.  Options vest immediately.

2004 Stock Incentive Plan

The Company adopted the 2004 Stock Incentive as the amended Plan (the “2004 Plan”) which reserves for issuance up to 169,116 shares of the Company’s Common Stock in order to attract and retain qualified employees, directors, independent contractors or agents of the Company.  The 2004 Plan (but not the awards theretofore granted under the 2004 Plan) terminated on September 29, 2014.

2004 Directors’ and Officers’ Stock Incentive Plan

The Company adopted the 2004 Directors’ and Officers’ Stock Incentive Plan (the “2004 D&O Plan”) which reserves for issuance up to 5,520 shares of the Company’s Common Stock in order to provide long-term incentive and rewards to officers and directors of the Company and subsidiaries and to attract and retain qualified employees, directors, independent contractors or agents of the Company. The 2004 D&O Plan (but not the awards theretofore granted under the Plan) was terminated on September 29, 2014 and no awards shall be granted thereafter. As of February 4, 2015, no securities were issued pursuant to the 2004 D&O Plan.

2007 Consultant Stock Incentive Plan

The Company adopted the 2007 Consultant Stock Incentive Plan (the “2007 Plan”) to: (i) provide long-term incentives, payment in stock in lieu of cash and rewards to consultants, advisors, attorneys, independent contractors or agents (“Eligible Participants”) of the Company; (ii) assist the Company in attracting and retaining independent contractors or agents with experience and/or ability on a basis competitive with industry practices; and (iii) associate the interests of such independent contractors or agents with those of the Company’s stockholders.  The Company has reserved 19,393 shares for issuance under this plan. Awards under the 2007 Plan may include, but need not be limited to, stock options (including non-statutory stock options and incentive stock options qualifying under Section 422 of the Code), stock appreciation rights (including free-standing, tandem and limited stock appreciation rights), warrants, dividend equivalents, stock awards, restricted stock, phantom stock, performance shares or other securities or rights that the Board determines to be consistent with the objectives and limitations of the 2007 Plan. The price shall be equal to or greater than 50% of the fair market value of such shares on the date of grant of such award. The Board shall determine the extent to which awards shall be payable in cash, shares of the Company’s Common Stock or any combination thereof.  The Board may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of the Company’s Common Stock or a combination thereof shall be deferred.  Deferrals shall be for such periods and upon such terms as the Board may determine in its sole discretion. The 2007 Plan (but not the awards theretofore granted under the 2007 Plan) shall terminate on January 22, 2017 and no awards shall be granted thereafter. As of February 4, 2015, no securities were issued pursuant to the 2007 Plan.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•         for any breach of the director’s duty of loyalty to us or our stockholders;

•         for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•         for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•         for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Effects of Provisions of the DGCL and our Certificate of Incorporation and Bylaws

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute. We were subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

As of February 4, 2015, we are not subject to Section 203 of the DGCL because we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders and we have not elected by a provision in our original certificate of incorporation to be governed by Section 203. Unless we adopt an amendment of our certificate of incorporation by action of our stockholders expressly electing not to be governed by Section 203, we would generally become subject to Section 203 of the DGCL at such time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, except that the restrictions contained in Section 203 would not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

Amendments to Our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•         increase or decrease the aggregate number of authorized shares of such class;

•         increase or decrease the par value of the shares of such class; or

•         alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors. Our bylaws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each such directors shall hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Special Meetings of Stockholders. Under our bylaws, special meetings of stockholders may be called by the directors or by any officer instructed by the directors to call the meeting. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Listing

Our Common Stock is currently quoted on the OTC Markets OTCQB, under the symbol “SSNT”. On February 4, 2015, we effected the Reverse Stock Split. For twenty days following the effectiveness of the Reverse Stock Split, our Common Stock will be quoted on the OTCQB under the symbol “SSNTD”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Fidelity Transfer Company at 8915 South 700 East, Sandy, Utah 84070.

SHARES ELIGIBLE FOR FUTURE SALE

Lock-Up Agreements

There are approximately 3,073,708 shares of Common Stock (including shares underlying options, restricted stock) held by our directors and executive officers, who are subject to lock-up agreements under which they have agreed not to sell or otherwise dispose of their shares of Common Stock for a period of 180 days after the date of this prospectus. The placement agent may, in its discretion and at any time without notice, release all or any portion of the securities subject to any such lock-up agreements.

Future sales of our Common Stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Common Stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of the date of this prospectus, upon the closing of this offering         shares of Common Stock will be issued and outstanding, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

           shares of our Common Stock outstanding after this offering are restricted securities as such term is defined in Rule 144 under the Securities Act and/or are subject to lock-up agreements with us as described below. Following the expiration of the lock-up period, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act, as described in greater detail below.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we have been subject to the Securities Exchange Act of 1934, as amended, periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to volume restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•         1% of the number of shares of our Common Stock then outstanding, which will equal approximately        shares immediately after this offering assuming no exercise of the underwriters’ over-allotment option, based on the number of shares of Common Stock outstanding as of the date of this prospectus; or

•         the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Provided, in each case, that we have been subject to and are current with the Exchange Act periodic reporting requirements for at least 90 days before the sale. Sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” and will become eligible for sale at the expiration of those agreements. Employees can only sell vested shares. Employees who do not hold vested shares, including shares subject to options, upon expiration of these selling restrictions will not be able to sell shares until they vest.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

This section summarizes the material U.S. federal income and estate tax consequences of the ownership and disposition of our Common Stock by a non-U.S. holder. For purposes of this summary, a “non-U.S. holder” is any beneficial owner that for U.S. federal income tax purposes is not a U.S. person. The term “U.S. person” means:

•         an individual citizen or resident of the U.S.;

•         a corporation or entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state, including the District of Columbia, or otherwise treated as such for U.S. federal income tax purposes;

•         an estate whose income is subject to U.S. federal income tax regardless of source; or

•         a trust (i) whose administration is subject to the primary supervision of a court within the U.S. and which has one or more U.S. persons who have authority to control all substantive decisions of the trust or (ii) which has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Generally, an individual may be treated as a resident of the U.S. in any calendar year for U.S. federal income tax purposes by, among other ways, being present in the U.S. for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, such individual would count all of the days in which the individual was present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income tax purposes as if they were citizens of the U.S.

This summary does not consider the tax consequences for partnerships, entities classified as a partnership for U.S. federal income tax purposes, or persons who hold their interests through a partnership or other entity classified as a partnership for U.S. federal income tax purposes. If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of Common Stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships that are beneficial owners of our Common Stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences to them of the ownership and disposition of our Common Stock.

This summary applies only to non-U.S. holders who acquire our Common Stock pursuant to this offering and who hold our Common Stock as a capital asset (generally property held for investment). This summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Certain former U.S. citizens or long-term residents, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, life insurance companies, tax-exempt organizations, dealers in securities or currencies, brokers, banks or other financial institutions, certain trusts, hybrid entities, pension funds and investors that hold our Common Stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This summary does not address any U.S. federal gift tax consequences, or state or local or non-U.S. tax consequences. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (“IRS”), might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of Common Stock could differ from those described below.

INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL, STATE, OR LOCAL OR NON-U.S. LAWS AND ANY APPLICABLE TAX TREATIES.

Dividends

As discussed under “Dividend Policy” above, we do not currently expect to pay regular dividends on our Common Stock. Any payments of cash and other property that we make to our stockholders with respect to our Common Stock will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s basis, but not below zero, and then will be treated as gain from the sale of stock.

The gross amount of any dividend (out of earnings and profits) paid to a non-U.S. holder of Common Stock generally will be subject to U.S. withholding tax at a rate of 30% unless the holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. In order to receive an exemption or a reduced treaty rate, prior to the payment of a dividend, a non-U.S. holder must provide us with an IRS Form W-8BEN (or successor form) certifying qualification for the exemption or reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and dividends attributable to a non-U.S. holder’s permanent establishment in the U.S. if an income tax treaty applies) are exempt from this withholding tax. To obtain this exemption, prior to the payment of a dividend, a non-U.S. holder must provide us with an IRS Form W-8ECI (or successor form) properly certifying this exemption. Effectively connected dividends (or dividends attributable to a permanent establishment in the U.S. if an income tax treaty applies), although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder (or dividends attributable to a corporate non-U.S. holder’s permanent establishment in the U.S. if an income tax treaty applies) may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

A non-U.S. holder who provides us with an IRS Form W-8BEN or an IRS Form W-8ECI will be required to periodically update such form.

A non-U.S. holder of Common Stock that is eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is timely filed with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of Common Stock unless:

•         the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (or attributable to a permanent establishment in the U.S. if an income tax treaty applies), in which case the non-U.S. holder generally will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and, if the non-U.S. holder is a corporation, the branch profits tax may apply, at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•         the non-U.S. holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the non-U.S. holder will be required to pay a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such non-U.S. holder’s country of residence) on the net gain derived from the disposition, which tax may be offset by U.S. source capital losses, if any, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•         our Common Stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our Common Stock. We believe that we are not currently, and we are not likely to become, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If we become a U.S. real property holding corporation after this offering, so long as our Common Stock is regularly traded on an established securities market and continues to be so traded, a non-U.S. holder will not be subject to U.S. federal income tax on gain recognized from the sale, exchange or other disposition of shares of our Common Stock as a result of such status unless (i) such holder actually or constructively owned more than 5% of our Common Stock at any time during the shorter of (A) the five-year period preceding the disposition, or (B) the holder’s holding period for our Common Stock, and (ii) we were a U.S. real property holding corporation at any time during such period when the more than 5% ownership test was met. If any gain on your disposition is taxable because we are a U.S. real property holding corporation and your ownership of our Common Stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons. Any such non-U.S. holder that owns or has owned, actually or constructively, more than 5% of our Common Stock is urged to consult that holder’s own tax advisor with respect to the particular tax consequences to such holder for the gain from the sale, exchange or other disposition of shares of our Common Stock if we were to be or to become a U.S. real property holding corporation.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the recipient. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to additional information reporting and backup withholding. Backup withholding will not apply if the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. person status on an IRS Form W-8BEN (or successor form). Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a credit or refund may be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Legislation Relating to Foreign Accounts

Under legislation enacted in 2010, a 30% U.S. federal withholding tax will be imposed on dividends on stock of U.S. corporations, and on the gross proceeds from the disposition of such stock, paid to a “foreign financial institution” (as specially defined for this purpose), unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding its U.S. account holders and certain account holders that are foreign entities with U.S. owners. A 30% U.S. federal withholding tax will also apply to dividends paid on stock of U.S. corporations and on the gross proceeds from the disposition of such stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. The withholding taxes described above generally will apply to dividend payments made after June 30, 2014 and payments of gross proceeds made after December 31, 2016. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such withholding taxes. Investors are urged to consult with their own tax advisors regarding the possible application of these rules to their investment in our Common Stock.

U.S. Federal Estate Tax

The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Common Stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the U.S. and the decedent’s country of residence.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated as of              , 2015, with Alexander Capital, L.P. (“Alexander Capital”), which we refer to as the placement agency agreement. Subject to the terms and conditions contained in the placement agency agreement, Alexander Capital has agreed to act as our placement agent in connection with this offering. In addition, we may engage one or more sub agents or selected brokers, including without limitation The Benchmark Company. Alexander Capital is not purchasing or selling any securities offered by this prospectus, nor is Alexander Capital required to arrange the purchase or sale of any specific number or dollar amount of the securities, but Alexander Capital has agreed to use its reasonable best efforts to arrange for the sale of all of the securities in this offering and has proposed to arrange for the sale to one or more purchasers of the securities offered pursuant to this prospectus. There is no requirement that any minimum number of shares of common stock or dollar amount of shares of common stock to be sold in this offering and there can be no assurance that we will sell all or any of the shares of common stock being offered. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of securities being offered pursuant to this prospectus. The securities may be priced at a discount to the market price but such determination of the offering price will be negotiated between the Company, Alexander Capital and the investors.

The placement agency agreement provides that the obligations of Alexander Capital and the investors are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from us or our counsel. We currently anticipate that the closing of this offering will take place on or about ,             , 2015. On the closing date, the following will occur:

•         we will receive funds in the amount of the aggregate purchase price;

•         Alexander Capital will receive the placement agent fees in accordance with the terms of the placement agency agreement; and

•         we will deliver the shares of common stock to the investors.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

Unless the investors have requested physical delivery, we will deposit the shares of common stock with The Depository Trust Company upon receiving notice from Alexander Capital. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors.

We have agreed to pay Alexander Capital an aggregate fee equal to 7% of the gross proceeds received by us from investors in connection with the sale of units in this offering. We have also agreed to issue the placement agent common stock purchase warrants equal to 5% of the aggregate number of shares of common stock sold in the offering. Alexander Capital will also be entitled to a non-accountable expense allowance equal to 1% of the gross proceeds received by us from investors in connection with the sale of shares in this offering. Subject to compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110(f)(2)(D), we will reimburse Alexander Capital for actual legal and other expenses incurred by it in connection with this offering in an amount up to $        if this offering does not close.

The estimated offering expenses payable by us, are approximately $747,000, which includes legal, accounting and filing fees various other fees and expenses associated with registering the securities and listing the common stock and the non-accountable expense allowance payable to Alexander. After deducting certain fees due to Alexander and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $3,253,000 if the maximum number of securities are sold.

The following table shows the per fixed combination and total placement agency commissions we will pay to Alexander in connection with the sale of the securities offered pursuant to this prospectus supplement assuming the purchase of all of the securities offered hereby:

Placement agency commission per fixed combination(1)	$
Total	$

(1)      Does not include a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $40,000 per fixed combination.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We have agreed to indemnify Alexander and certain other persons against certain liabilities relating to or arising out of Alexander’s activities under the placement agency agreement. We also have agreed to contribute to payments that Alexander may be required to make in respect of such liabilities.

Alexander has informed us that it will not engage in over allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

From time to time in the ordinary course of business, Alexander or its affiliates may in the future engage in investment banking and/or other services with us for which they may receive compensation, but we have no current agreement in place with Alexander.

Our common stock is traded on the OTCQB under the symbol “SSNT”. On February 4, 2015, we effected a 1-for-30 reverse stock split.  For twenty days following the effectiveness of the reverse stock split, our common stock will trade on the OTCBB under the symbol “SSNTD.” The transfer agent for our common stock to be issued in this offering is Fidelity Transfer Company.

The description of the placement agency agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the placement agency agreement.

A prospectus in electronic format may be made available on the web sites maintained by Alexander Capital and it may distribute the prospectus electronically.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent would be required to comply with the requirements of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for SilverSun Technologies, Inc. by Lucosky Brookman LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Robinson Brog Leinwand Greene Genovese & Gluck P.C.

EXPERTS

The consolidated financial statements as of December 31, 2013 and 2012 included in this registration statement, of which this prospectus forms a part, have been audited by Friedman LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance of such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and its Common Stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the full informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain a website at www.silversuntech.com. However, the information contained on or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and potential investors should not rely on such information in making a decision to purchase our Common Stock in this offering.

SILVERSUN TECHNOLOGIES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PART I — FINANCIAL INFORMATION

Item 1.  Financial Statements

SILVER SUN TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,449,773	$762,892
Accounts receivable, net of allowance of $90,000 and $80,000	1,924,428	1,574,996
Unbilled services	488,000	90,000
Deferred tax asset – current	40,000	40,000
Prepaid expenses and other current assets	132,421	69,276
Total current assets	4,034,622	2,537,164
Property and equipment, net	179,295	241,895
Intangible assets, net	860,507	687,880
Deferred tax asset	29,000	80,000
Deposits and other assets	26,575	22,836
Total assets	$5,129,999	$3,569,775
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Note payable to related party	$—	$20,000
Current portion of long-term debt	218,805	175,000
Accounts payable and accrued expenses	2,234,039	1,836,229
Accrued interest	14,692	13,291
Due to related party	—	2,672
Capital lease obligations	46,199	53,726
Deferred revenue	2,092,852	1,715,555
Total current liabilities	4,606,587	3,816,473
Capital lease obligations – long-term	24,943	48,624
Long-term debt	260,059	104,517
Total liabilities	4,891,589	3,969,614
Commitments and contingencies	—	—
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; authorized 1,000,000 shares; no shares issued and outstanding	—	—
Series A Convertible Preferred Stock, $0.001 par value; authorized 2 shares; no shares issued and outstanding	—	—
Series B Preferred Stock, $.001 par value; authorized 1 share; 1 share issued and outstanding	1	1
Common stock:
Class A – par value $.00001; authorized 75,000,000 shares; 3,954,897 and 3,922,566 shares issued and outstanding	40	39
Class B – par value $.00001: authorized 50,000,000 shares; no shares issued and Outstanding	—	—
Additional paid-in capital	11,018,951	10,809,499
Accumulated deficit	(10,780,582)	(11,209,378)
Total stockholders’ equity (deficit)	238,410	(399,839)
Total liabilities and stockholders’ equity (deficit)	$5,129,999	$3,569,775

See accompanying notes to condensed consolidated financial statements.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Revenues:
Product, net	$1,345,238	$995,145	$2,902,011	$2,239,773
Service, net	4,741,227	3,379,806	13,364,021	10,050,315
Total revenues, net	6,086,465	4,374,951	16,266,032	12,290,088

Cost of revenues:
Product	699,750	563,858	1,481,915	1,146,150
Service	2,828,168	2,180,106	7,872,689	6,271,221
Cost of revenues	3,527,918	2,743,964	9,354,604	7,417,371

Gross profit	2,558,547	1,630,987	6,911,428	4,872,717

Operating expenses:
Selling expenses	853,818	926,738	2,476,720	2,345,703
General and administrative expenses	1,086,033	668,526	3,251,615	2,127,303
Shared-based compensation	56,092	25,404	119,161	34,212
Depreciation and amortization	95,098	72,403	262,055	218,604

Total operating expenses	2,091,041	1,693,071	6,109,551	4,725,822

Income (loss) from operations	467,506	(62,084)	801,877	146,895

Other income (expense):
Interest expense, net	(21,494)	(20,135)	(45,717)	(51,399)
Total other income (expense)	(21,494)	(20,135)	(45,717)	(51,399)

Income (loss) before taxes	446,012	(82,219)	756,160	95,496

Provision for income taxes	197,847	—	327,364	—

Net income (loss)	$248,165	$(82,219)	$428,796	$95,496

Net income (loss) per common share:
Basic	$0.06	$(0.02)	$0.11	$0.02
Fully diluted	0.06	(0.02)	0.11	0.02

Weighted average shares:
Basic	3,945,924	3,906,506	3,938,618	3,902,008
Diluted	3,947,376	3,906,506	3,939,642	3,902,008

See accompanying footnotes to the condensed consolidated financial statements.

 SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$428,796	$95,496
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	51,000	—
Depreciation and amortization	84,682	71,374
Amortization of intangibles	177,373	147,231
Share-based compensation	119,161	34,212
Common stock issued in exchange for services	69,500	—
Stock warrants issued in exchange for services	—	28,528

Changes in assets and liabilities:
Accounts receivable	(349,432)	335,833
Unbilled services	(398,000)	(133,000)
Prepaid expenses and other current assets	(63,146)	50,077
Deposits and other assets	(3,739)	(161)
Accounts payable and accrued expenses and due to related party	415,931	(153,774)
Accrued interest	1,401	788
Deferred revenue	377,297	385,399
Net cash provided by operating activities	910,824	862,003

Cash flows from investing activities:
Purchase of property and equipment	(10,344)	(31,375)
Net cash used in investing activities	(10,344)	(31,375)

Cash flows from financing activities:
Repayment of bank line of credit	—	(178,633)
Proceeds from term loan	—	350,000
Repayment of note payable to related party	(20,000)	—
Repayment of long-term debt	(150,653)	(29,250)
Principal payments under capital leases obligations	(42,946)	(39,220)
Net cash (used in) provided by financing activities	(213,599)	102,897

Net increase in cash and cash equivalents	686,881	933,525

Cash and cash equivalents – beginning of period	762,892	4,483

Cash and cash equivalents – end of period	$1,449,773	$938,008

Cash paid during period for:
Interest	$48,391	$50,525
Income taxes	$—	$—

See accompanying footnotes to the condensed consolidated financial statements.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES

For the nine months ended September 30, 2014:

a)       In connection with the acquisition of ESC, the Company issued ESC, Inc. a promissory note in the aggregate principal amount of $350,000 and the fair value of the assets was recorded at $350,000.

b)       The Company issued 5,331 shares of common stock with a fair value of $20,792 for repayment of accrued liabilities of $20,792.

For the nine months ended September 30, 2013:

a)       The Company incurred approximately $45,383 in capital lease obligations.

b)       The Company issued 7,018 shares of common stock in a cashless exercise of warrants for 8,333 shares at an exercise price of $0.90 per share.

c)       The Company issued 7,184 shares of common stock with a fair value of $25,000 for repayment of accrued liabilities in the amount of $25,000.

See accompanying footnotes to the condensed consolidated financial statements.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

SilverSun Technologies, Inc. and subsidiaries (the “Company”, “we”, “us”, “our”) are involved in the acquisition and build-out of technology engaged in providing transformational business management applications and professional consulting services to small and medium companies, primarily in manufacturing, distribution and service industries. We are executing a growth strategy centered on the development of our own proprietary business management solutions, including our MAPADOC® Electronic Data Interchange (EDI) solution and 36 other proprietary solutions and enhancements; as well as on the acquisition of application resellers and software publishers of unique and proprietary solutions in the extensive and expanding, but highly fragmented, business solutions marketplace.

The Company is publicly traded and is currently quoted on the OTCQB marketplace (“OTCQB”) under the symbol “SSNT.”

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC) and consequently do not include all information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments considered necessary for a fair presentation of such interim results. These results are not necessarily indicative of the results to be expected for the full year. The December 31, 2013 balance sheet included herein was derived from the audited financial statements included in the Company’s annual report on Form 10-K as of that date. Accordingly, the financial statements included herein should be reviewed in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 31, 2014.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Certain information in footnote disclosures normally included in the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America, and have been condensed or omitted pursuant to such principles and the financial results for the periods presented may not be indicative of the full year’s results. The Company believes the disclosures are adequate to make the information presented not misleading.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Revenues

Deferred revenues consist of maintenance service, customer support services, including telephone support and deposits for future consulting services which will be earned as services are performed over the contractual or stated period, which generally ranges from three to twelve months.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Revenue Recognition

Revenue is recognized when products are shipped, or services are rendered, evidence of a contract exists, the price is fixed or reasonably determinable, and collectability is reasonably assured.

Product Revenue

Software product revenue is recognized when the product is shipped to the customer. The Company treats the software component and the professional services consulting component as two separate arrangements that represent separate units of accounting. The arrangement consideration is allocated to each unit of accounting based upon that unit’s proportion of the fair value. In a situation where both components are present, software sales revenue is recognized when collectability is reasonably assured and the product is delivered and has stand-alone value based upon vendor specific objective evidence (see below for recognition of professional service revenue).

Service Revenue

Service revenue is comprised of primarily professional service consulting revenue, maintenance revenue and other ancillary services provided as described below. Professional service revenue is recognized as service time is incurred.

With respect to maintenance services, upon the completion of one year from the date of sale, considered to be the warranty period, the Company offers customers an optional annual software maintenance and support agreement for subsequent one-year periods. Maintenance and support agreements are recorded as deferred revenue and recognized over the respective terms of the agreements, which typically range from three months to one year and are included in services revenue in the Condensed Consolidated Statements of Operations.

Shipping and handling costs charged to customers are classified as revenue, and the shipping and handling costs incurred are included in cost of sales.

Long-Lived Assets

Long-lived assets are reviewed for impairment when circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of such assets is measured by a comparison of the carrying amount of the assets to the future net cash flows estimated by the Company to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment losses were identified or recorded for the nine months ended September 30, 2014.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. The reclassifications have had no effect on the financial position, operations or cash flows for the nine month period ended September 30, 2013.

NOTE 3 — NET INCOME PER COMMON SHARE

The Company’s basic income per common share is based on net income for the relevant period, divided by the weighted average number of common shares outstanding during the period. Diluted income per common share is based on net income, divided by the weighted average number of common shares outstanding during the period, including common share equivalents, such as outstanding stock options and warrants to the extent they are dilutive. The computation of diluted income per share for the three and nine months ended September 30, 2013 does not include share equivalents as all warrants and options exceeded the average market price of the common stock and were therefore antidilutive.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Basic net income (loss) per share computation:
Net income (loss)	$248,165	$(82,219)	$428,796	$95,496
Weighted-average common shares outstanding	3,945,924	3,906,506	3,938,618	3,902,008
Basic net income (loss) per share	$0.06	$(0.02)	$0.11	$0.02
Diluted net income (loss) per share computation:
Net income (loss)	$248,165	$(82,219)	$428,796	$95,496
Weighted-average common shares outstanding	3,945,924	3,906,506	3,938,618	3,902,008
Incremental shares attributable to the common stock equivalents	1,452	—	1,024	—
Total adjusted weighted-average shares	3,947,376	3,906,506	3,939,642	3,902,008
Diluted net income (loss) per share	$0.06	$(0.02)	$0.11	$0.02

The following table summarizes securities that, if exercised, would have an anti-dilutive effect on earnings per share.

	Nine Months September 30, 2014	Nine Months September 30, 2013
Stock options	169,116	89,116
Warrants	16,667	25,000

Total potential dilutive securities not included in income per share	185,783	114,116

	Three Months September 30, 2014	Three Months September 30, 2013
Stock options	169,116	89,116
Warrants	16,667	25,000

Total potential dilutive securities not included in income per share	185,783	114,116

NOTE 4 — NOTES PAYABLE TO RELATED PARTY

On October 19, 2010, the Company borrowed $45,000 in exchange for issuing a Note payable to Mr. Meller. The Note Payable is not collateralized, not convertible, and carries an interest rate of 3% per annum on the unpaid balance. Mr. Meller extended the due date of the remaining Note Payable from January 2014 to January 2015. In September 2014, the note and accrued interest was paid in full. The outstanding balance at September 30, 2014 and December 31, 2013 was $-0- and $20,000, respectively, plus accrued interest of $-0- and $2,672, respectively, which was included in Due to Related Party in the accompanying balance sheet at December 31, 2013.

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:

	September 30, 2014	December 31, 2013
Leasehold improvements	$30,557	$30,557
Equipment, furniture and fixtures	1,024,002	1,001,920
	1,054,559	1,032,477
Less: Accumulated depreciation	(875,264)	(790,582)
Property and equipment, net	$179,295	$241,895

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Depreciation and amortization expense related to these assets for the three and nine months ended September 30, 2014 was $28,196 and $84,682, respectively, as compared to $23,000 and $71,374 for the three and nine months ended September 30, 2013, respectively.

NOTE 6 — BUSINESS COMBINATION

On May 6, 2014 SWK Technologies, Inc. (“SWK”) , a wholly owned subsidiary of SilverSun Technologies, Inc, entered into an Asset Purchase Agreement with ESC, Inc. d/b/a ESC Software, an Arizona corporation, and Alan H. Hardy and Michael Dobberpuhl in their individual capacity as Shareholders. SWK acquired certain assets of ESC (as defined in the Purchase Agreement). In full consideration for the acquired assets, the Company issued in favor of Seller a promissory note in the aggregate principal amount of $350,000 (see Note 8). The purchase price has been initially allocated based on the Company’s estimate of fair value to intangible assets, which are expected to consist primarily of customers lists with an estimated life of five years. Upon completion of an independent valuation, the allocation of the purchase price may be modified accordingly, with the excess purchase consideration, if any, being allocated to goodwill.

Additionally, in connection with the Purchase Agreement, the Company entered into an Employment Agreement with Alan H. Hardy pursuant to which Mr. Hardy will serve as SWK’s Senior Vice President of business development. Mr. Hardy’s duties will vary, but will focus primarily on business development and software application sales. The term of the Employment Agreement is three years (the “Term”). SWK shall pay Mr. Hardy a base salary of $162,000 per annum. Additionally, Mr. Hardy shall receive 20,000 options to purchase the Company’s common stock (see Note 10) at a strike price of $4.50 per share (the “Options”). The Options shall vest at 20% year over year for five years.

The Company’s condensed consolidated financial statements for the three months and nine months September 30, 2014 include the results of ESC since date of acquisition. For the nine months ended September 30, 2014, the ESC operations had a net profit of $9,000 that was included in the Company’s Condensed Consolidated Statement of Operations, which consisted of approximately $429,000 in revenues and $420,000 in expenses.

The following unaudited pro forma information does not purport to present what the Company’s actual results would have been had the acquisition occurred on January 1, 2013, nor is the financial information indicative of the results of future operations. The following table represents the unaudited consolidated pro forma results of operations for the nine months ended September 30, 2014 and 2013 as if the acquisition occurred on January 1, 2013. Operating expenses have been increased for the amortization expense associated with the estimated fair value adjustment as of September 30, 2014 of expected definite lived intangible assets.

Pro Forma	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Net sales	$17,000,967	$13,530,826
Operating expenses	6,238,390	5,035,264
Income before taxes	858,658	104,756
Net income	$493,370	$104,756
Basic and diluted income per common share	$0.13	$0.03

NOTE 7 — INTANGIBLE ASSETS

Intangible assets consist of intellectual property and customer lists acquired and are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over five years for all of the intangibles.

The components of intangible assets are as follows:

	September 30, 2014	December 31, 2013
Proprietary developed software	$294,036	$294,036
Intellectual property, customer list, and acquired contracts	1,044,000	694,000

Total intangible assets	$1,338,036	$988,036
Less: accumulated amortization	(477,529)	(300,156)
	$860,507	$687,880

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Amortization expense included in depreciation and amortization was $66,902 and $177,373, respectively, for the three and nine months ended September 30, 2014 as compared to $49,402 and $147,231, respectively, for the three and nine months ended September 30, 2013.

The Company expects future amortization expense to be the following:

Amortization
Balance of 2014	$66,901
2015	267,607
2016	267,607
2017	165,059
2018	70,000
2019	23,333

Total	$860,507

NOTE 8 — LINE OF CREDIT, TERM LOAN AND PROMISSORY NOTE

On August 1, 2013, the Company entered into a line of credit and term loan with a bank. The term of the line is for two years, expiring on July 31, 2015. The agreement includes a borrowing base calculation tied to accounts receivable with a maximum availability of $750,000 at prime plus 1.75% interest (currently 5%). The line is collateralized by substantially all of the assets of the Company and is guaranteed by the Company’s Chief Executive Officer, Mr. Meller. The credit facility requires the Company to pay a monitoring fee of $1,000 monthly. At September 30, 2014, the Company was in compliance with its required financial covenants, the fixed charge ratio and debt to net worth. As of September 30, 2014, the availability under this line was $750,000.

Under the term loan, the Company borrowed $350,000 in July 2013 from a bank. The term of the loan is for two years and expires on July 31, 2015. Monthly payments are at $15,776 including interest at 8%. The term loan is collateralized by substantially all of the assets of the Company and is guaranteed by the Company’s Chief Executive Officer, Mr. Meller. The outstanding balances at September 30, 2014 and December 31, 2013 were $151,125 and $279,517, respectively.

In connection with the May 6 acquisition of ESC, Inc., the Company issued a promissory note in the amount of $350,000 (the “Note”). The Note is due sixty (60) months from the Closing Date (the “Maturity Date”) and bears interest at a rate of two percent (2%) per annum. Monthly principal and interest payments are $6,135. Any overdue principal or interest on the Note shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (i) the maximum interest rate permitted by applicable law or (ii) ten percent (10%). The outstanding balance at September 30, 2014 was $327,739.

NOTE 9 — RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued Accounting Standard Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. This ASU is effective for annual reporting periods beginning after December 15, 2016 and early adoption is not permitted. Accordingly, the Company will adopt this ASU on January 1, 2017. Companies may use either a full retrospective or modified retrospective approach to adopt this ASU and management is currently evaluating which transition approach to use. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

No other recently issued accounting pronouncements had or are expected to have a material impact on the Company’s consolidated financial statements.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 10 — STOCK OPTIONS

In February 2014, the Company granted 50,000 incentive stock options with an exercise price of $4.50 per option to certain non-executive employees under the 2004 Stock Incentive Plan. Approximately 25,000 of the options vest immediately with the remaining 50% vesting ratably over a three-year period. The Company estimated the fair value of each option using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield of 0.0%, risk-free interest rate of 0.71%, volatility at 353.95% and an expected life of 5 years. The Company estimates the forfeiture rate based on historical data. Based on an analysis of historical information, the Company has applied a forfeiture rate of 15%. As a result, the Company estimated the value of these options at $115,488.

In May 2014, the Company granted 20,000 incentive stock options with an exercise price of $4.50 per option to Mr. Alan H. Hardy (see Note 6) under the 2004 Stock Incentive Plan. The Company recognizes compensation cost on awards on a straight-line basis over the vesting period, approximately five years. The Company estimated the fair value of each option using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield of 0.0%, risk-free interest rate of 1.68%, volatility at 328.76% and an expected life of 5 years. The Company estimates the forfeiture rate based on historical data. Based on an analysis of historical information, the Company has applied a forfeiture rate of 15%. As a result, the Company estimated the value of these options at $77,981.

In July 2014, the Company granted 10,000 incentive stock options with an exercise price of $4.50 per option to certain non-executive employees under the 2004 Stock Incentive Plan. Options vest immediately. The Company estimated the fair value of each option using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield of 0.0%, risk-free interest rate of 1.0%, volatility at 323.81% and an expected life of 5 years. As a result, the Company estimated the value of these options at $44,987.

For the three and nine months ended September 30, 2014, share-based compensation was $56,092 and $119,161, as compared to $25,404 and $34,212 for the three and nine months ended September 30, 2013.

NOTE 11 — INCOME TAXES

The Company provides for income taxes for each interim period based on the estimated annual effective rate for the year, adjusting for discrete items in the quarter which they arise. The provision for income taxes for the three and nine months ended September 30, 2014 was $197,847 and $327,364. These amounts represent the statutory federal and state rate on the Company’s income before taxes. The effective tax rates of 44.3% and 43.3% for the three and nine months ended September 30, 2014, respectively, were higher than the respective statutory rates due to the expenses associated with non-deductible incentive stock option share-based compensation for these periods.

Note 12 — Subsequent Events

The Company’s board of directors and stockholders authorized a reverse stock split of its outstanding common stock at a ratio of 1-for-30. On February 4, 2015, the reverse stock split was effected such that, (i) each 30 shares of then-outstanding common stock was reduced to one share of common stock; (ii) the number of shares of common stock into which each then-outstanding share of our common stock and our then-outstanding warrants or options to purchase common stock is exercisable was proportionately reduced; and (iii) the exercise price of each then-outstanding warrant or option to purchase common stock was proportionately increased. The accompanying consolidated financial statements give retroactive effect as though the 1-for-30 reverse stock split of the Company’s common stock occurred for all periods presented, without any change in the par value per share. Fractional shares resulting from the reverse stock split have been rounded up to the next whole share. On January 29, 2015, the Company's board of directors and stockholders authorized (i) a reduction in authorized shares of the Company's common stock from 750,000,000 to 75,000,000, and (ii) the combination of the Company's Class A Common Stock, par value $0.00001 per share, and Class B Common Stock, par value $0.00001 per share, into a general class of common stock, par value $0.00001 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
SilverSun Technologies, Inc.

We have audited the accompanying consolidated balance sheets of SilverSun Technologies, Inc. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2013. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP
East Hanover, NJ
March 31, 2014, except as to Note 15 to the consolidated financial statements, which is as of February 5, 2015

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31,

	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$762,892	$4,483
Accounts receivable, net of allowance for bad debts of $80,000 and $80,000	1,574,996	1,509,532
Deferred tax asset – current	40,000	—
Prepaid expenses and other current assets	159,276	131,520

Total current assets	2,537,164	1,645,535

Property, plant and equipment, net	241,895	250,233
Intangible assets, net	687,880	884,513
Deferred tax asset	80,000	—
Deposits and other assets	22,836	21,996

Total assets	$3,569,775	$2,802,277

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities:
Bank line of credit	$—	$178,633
Note payable to related party	20,000	20,000
Current portion of long-term debt	175,000	—
Accounts payable and accrued expenses	1,836,229	1,953,182
Accrued interest	13,291	12,422
Due to related party	2,672	5,942
Capital lease obligations – current portion	53,726	88,829
Deferred revenue	1,715,555	1,357,800

Total current liabilities	3,816,473	3,616,808

Capital lease obligations – long-term	48,624	—
Long-term debt	104,517	—

Total liabilities	3,969,614	3,616,808

Commitments and Contingencies

Stockholders’ deficit:
Preferred Stock, $0.001 par value; authorized 1,000,000 shares; no shares issued and outstanding	—	—
Series A Preferred Stock, $0.001 par value; authorized 2 shares No shares issued and outstanding	—	—
Series B Preferred Stock, $0.001 par value; authorized 1 share 1 share issued and outstanding	1	1
Common stock:
Class A – par value $.00001, authorized 75,000,000 shares; 3,922,566 and 3,898,364 shares issued and outstanding	39	39
Class B – par value $.00001, authorized 50,000,000 shares; -0- issued and outstanding	—	—
Additional paid-in capital	10,809,499	10,717,355
Accumulated deficit	(11,209,378)	(11,531,926)

Total stockholders’ deficit	(399,839)	(814,531)

Total liabilities and stockholders’ deficit	$3,569,775	$2,802,277

The accompanying notes are an integral part of these consolidated financial statements.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31, 2013	December 31, 2012
Revenues:
Software product, net	$3,419,154	$2,432,187
Service, net	13,980,897	10,746,798
Total revenues, net	17,400,051	13,178,985

Cost of revenues:
Product	1,707,142	1,173,510
Service	8,942,768	6,671,375
Total cost of revenues	10,649,910	7,844,885

Gross profit	6,750,141	5,334,100

Operating expenses:
Selling and marketing expenses	3,244,337	2,302,258
General and administrative expenses	2,927,622	2,876,456
Share-based compensation	17,616	1,136,258
Depreciation and amortization	301,962	195,560
Total operating expenses	6,491,537	6,510,532

Income (loss) from operations	258,604	(1,176,432)

Other income (expense):
Gain from bargain purchase	—	17,932
Interest expense, net	(56,056)	(76,670)
Total other income (expense)	(56,056)	(58,738)

Income (loss) from operations before income taxes	202,548	(1,235,170)

Income tax benefit	(120,000)	—

Net income (loss)	$322,548	$(1,235,170)

Basic and diluted net income (loss) per share attributable to SilverSun Technologies, Inc. shareholders:
Basic income (loss) per common share	$0.08	$(0.32)
Diluted income (loss) per common share	$0.08	$(0.32)

Weighted average shares outstanding:
Basic	3,902,008	3,846,518
Diluted	3,902,008	3,846,518

The accompanying notes are an integral part of these consolidated financial statements.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

									Non
									controlling
	Series A		Series B						Interest in
	Preferred		Preferred		Common Stock		Additional		SWK	Total
	Stock		Stock		Class A		Paid in	Accumulated	Technologies,	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Inc.	Deficit
Balance at January 1, 2012	2	$22,886	1	$1	148,564	$1	$9,327,017	$(10,296,756)	$47,206	$(899,645)

Exchange of shares of SWK for shares of SilverSun Technologies, Inc	—	—	—	—	755,489	8	47,198	—	(47,206)	—
Conversion of Series A Preferred Stock to common stock	(2)	(22,886)	—	—	79,522	1	22,885	—	—	—
Conversion of convertible promissory note to common stock	—	—	—	—	2,893,122	29	44,547	—	—	43,946
Share-Based Compensation	—	—	—	—	—	—	1,136,258	—	—	1,136,258
Issuance of warrant for services	—	—	—	—	—	—	105,080	—	—	105,080
Issuance of common stock for services	—	—	—	—	21,667	—	35,000	—	—	35,000
Net loss	—	—	—	—	—	—	—	(1,235,170)	—	(1,235,170)
Balance at December 31, 2012	—	$—	1	$1	3,898,364	$39	$10,717,355	$(11,531,926)	$—	$(814,531)

Issuance of warrant for services	—	—	—	—	—	—	28,528	—	—	28,528
Common stock issued in a cashless exercise of warrants	—	—	—	—	7,018	—	—	—	—	—
Issuance of common stock for repayment of accrued liabilities	—	—	—	—	7,184	—	25,000	—	—	25,000
Share-Based Compensation	—	—	—	—	—	—	17,616	—	—	17,616
Issuance of common stock for services	—	—	—	—	10,000	—	21,000	—	—	21,000
Net income	—	—	—	—	—	—	—	322,548	—	322,548

Balance at December 31, 2013	—	$—	1	$1	3,922,566	$39	$10,809,499	$(11,209,378)	$—	$(399,839)

The accompanying notes are an integral part of these consolidated financial statements.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2013	2012
Cash flows from operating activities:
Net income (loss)	$322,548	$(1,235,170)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	(120,000)	—
Depreciation and amortization	105,330	92,037
Amortization of intangibles	196,633	103,523
Amortization of debt discount	—	4,250
Provision for bad debts	—	39,000
Share-based compensation	17,616	1,136,258
Gain from bargain purchase	—	(17,932)
Common stock issued for services	21,000	35,000
Warrant issued in exchange for services	28,528	105,080

Changes in certain assets and liabilities:
Accounts receivable	(65,464)	(667,315)
Prepaid expenses and other assets	(27,756)	22,240
Deposits and other assets	(840)	35,925
Accounts payable and accrued liabilities	(91,953)	693,137
Accrued interest	869	4,747
Due to related parties	(3,270)	(393)
Deferred revenues	357,755	42,416
Net cash provided by operating activities	740,996	392,803

Cash flows from investing activities:
Acquisition of new business	—	(441,964)
Software development costs	—	(198,591)
Purchases of equipment	(30,364)	(103,819)
Net cash used in investing activities	(30,364)	(744,374)

Cash flows from financing activities:
Repayment of notes payable to related parties	—	(7,054)
Proceeds from (repayment of) line of credit, net	(178,633)	178,633
Proceed from term loan	350,000	—
Repayment of term loan	(70,483)	—
Principal payment under capital lease obligations	(53,107)	(49,247)
Net cash provided by financing activities	47,777	122,332

Net increase (decrease) in cash and cash equivalents	758,409	(229,239)
Cash and cash equivalents, beginning of year	4,483	233,722

Cash and cash equivalents, end of year	$762,892	$4,483

Supplemental Schedule of Cash Flow Information:
During the year, cash was paid for the following:
Income taxes	$—	$—
Interest	$69,134	$66,776

The accompanying notes are an integral part of these consolidated financial statements.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS (Continued)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

For the Year Ended December 31, 2013:

a)       The Company incurred approximately $66,628 in capital lease obligations.

b)       The Company issued 7,018 shares of common stock in a cashless exercise of warrants for 8,333 shares at an exercise price of $0.90 per share.

c)       The Company issued 7,184 shares of common stock with a fair value of $25,000 for repayment of accrued liabilities in the amount of $25,000.

d)       The Company issued 10,000 shares of common stock with a fair value of $21,000 in exchange for services.

For the Year Ended December 31, 2012:

a)       The Company converted $43,946 of the Convertible Promissory Note (as defined herein) at a fixed conversion rate of 66 shares per $30 for 2,893,123 shares of the Company’s Class A common stock, par value $0.00001 (the “Common Stock”).

b)       The Company converted 2 shares of Series A Convertible preferred stock for 79,522 shares of Common Stock.

c)       The Company bought back their 20% interest in SWK Technologies, Inc. for 755,489 shares of Common Stock.

d)       The Company incurred approximately $73,709 in capital lease obligations.

The accompanying notes are an integral part of these consolidated financial statements.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

NOTE 1 — DESCRIPTION OF BUSINESS

Description of Business

SilverSun Technologies, Inc. (the “Company”) is an information technology company, and a value added reseller and master developer for Sage Software’s Sage100/500 and ERP X3 financial and accounting software as well as the publisher of its own proprietary Electronic Data Interchange (EDI) software, “MAPADOC.” The Company focuses on the business software and information technology consulting market, and is looking for other opportunities to grow its business. The Company sells services and products to various end users, manufacturers, wholesalers and distributor industry clients located throughout the United States. In June 2011, the Company changed its name from Trey Resources, Inc. to SilverSun Technologies, Inc. The Company is publicly traded and is currently quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “SSNT.”

In June 2012 the Company completed the purchase of selected assets and obligations of HighTower, Inc., a leading Chicago-based reseller of Sage software applications and a publisher of proprietary business management enhancements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts of SilverSun Technologies, Inc. (the “Company”) and its wholly-owned subsidiary, SWK Technologies, Inc. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. All significant inter-company transactions and accounts have been eliminated in consolidation.

Noncontrolling interest had represented third party ownership in the net assets of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third party investor’s interest shown as noncontrolling interest.

On May 6, 2009, the Company sold twenty-five (25) newly issued shares or 20% of the stock of SWK Technologies, Inc. (“SWK”), a subsidiary of SilverSun Technologies, Inc., for a purchase price of $150,000 to the President of SWK.

On January 12, 2012, SilverSun Technologies, Inc. entered into a share exchange agreement (the “Agreement”) with certain shareholders and the President (the “SWK Shareholders”) of SWK Technologies, Inc. Pursuant to the terms of the Agreement, the SWK Shareholders exchanged an aggregate of 25 shares of SWK to the Company for a total of 755,489 shares (the “Exchange Shares”) of the Company’s common stock (the “Exchange”). The shares had a fair value of approximately $612,000 ($0.81 per share) at the time of exchange. The transaction was recorded as an equity transaction. SWK is now a wholly-owned subsidiary of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates include:

1.        Revenue recognition of software sales

2.        Allowance for doubtful accounts

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

3.        Fair market value of share based payments and other equity instruments

4.        Valuation of intangible assets

5.        Valuation of deferred tax assets and liabilities

Revenue Recognition

Revenue is recognized when products are shipped, or services are rendered, evidence of a contract exists, the price is fixed or reasonably determinable, and collectability is reasonably assured.

Product Revenue

Software product revenue is recognized when the product is shipped to the customer. The Company treats the software component and the professional services consulting component as two separate arrangements that represent separate units of accounting. The arrangement consideration is allocated to each unit of accounting based upon that unit’s proportion of the fair value. In a situation where both components are present, software sales revenue is recognized when collectability is reasonably assured and the product is delivered and has stand-alone value based upon vendor specific objective evidence (see below for recognition of professional service revenue).

Service Revenue

Service revenue is comprised of primarily professional service consulting revenue, maintenance revenue and other ancillary services provided as described below. Professional service revenue is recognized as service time is incurred.

With respect to maintenance services, upon the completion of one year from the date of sale, considered to be the warranty period, the Company offers customers an optional annual software maintenance and support agreement for subsequent one-year periods. Maintenance and support agreements are recorded as deferred revenue and recognized over the respective terms of the agreements, which typically range from three months to one year and are included in services revenue in the Consolidated Statements of Operations.

Shipping and handling costs charged to customers are classified as revenue, and the shipping and handling costs incurred are included in cost of sales.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to federally insured limits. At times balances may exceed FDIC insured limits. The Company has not experienced any losses in such accounts.

Concentration of Credit Risk

For the years ended December 31, 2013 and 2012, our top ten customers accounted for 19% ($3,159,000) and 17% ($2,262,000), respectively, of our total revenues. The Company does not rely on any one specific customer for any significant portion of our revenue base.

For the years ended December 31 2013 and 2012, purchases from one supplier were approximately 31% and 47% of cost of revenues, respectively.

For the years ended December 31, 2013 and 2012, one supplier represented approximately 52% and 43% of total accounts payable, respectively.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable and cash and cash equivalents. As of December 31, 2013 the Company believes it has no significant risk related to its concentration of accounts receivable.

Accounts Receivable

Accounts receivable consist primarily of invoices for maintenance and professional services. Full payment for software ordered by customers is due in advance of ordering from the software supplier. Payments for maintenance and support plan renewals are due before the beginning of the maintenance period. Terms under our professional service agreements are generally 50% due in advance and the balance on completion of the services.

The Company maintains an allowance for bad debt estimated by considering a number of factors, including the length of time the amounts are past due, the Company’s previous loss history, the customer’s current ability to pay its obligations and the condition of the general economy and the industry as a whole.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, generally five to seven years. Maintenance and repairs that do not materially add to the value of the equipment nor appreciably prolong its life are charged to expense as incurred.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in the Statements of Operations.

Deferred Revenues

Deferred revenues consist of maintenance service, customer support services, including telephone support and deposits for future consulting services which will be earned as services are performed over the contractual or stated period, which generally ranges from three to twelve months.

Deferred Income Taxes

Deferred income taxes reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss carryforwards. Deferred tax assets and liabilities are classified as current or non-current based on the classification of the related assets or liabilities for financial reporting, or according to the expected reversal dates of the specific temporary differences, if not related to an asset or liability for financial reporting. Valuation allowances are established against deferred tax assets if it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates or laws is recognized in operations in the period that includes the enactment date.

The Company has federal net operating loss (“NOL”) carryforwards which are subject to limitations under Section 382 of the Internal Revenue Code.

Income Tax Uncertainties

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on the two-step process prescribed by applicable accounting principles. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

processes, if any. The second step requires the Company to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as this requires the Company to determine the probability of various possible outcomes. The Company reevaluates these uncertain tax positions, based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period. The Company recognizes interest and penalties as incurred in finance income (expense), net in the Consolidated Statements of Operations.

There were no liabilities for uncertain tax positions at December 31, 2013 and 2012.

Fair Value Measurement

The Company adopted the provisions of the accounting pronouncement which defines fair value, establishes a framework for measuring fair value and enhances fair value measurement disclosure. Under the provisions of the pronouncement, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

The pronouncement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use on unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The Company’s current financial assets and liabilities approximate fair value due to their short term nature and include cash, accounts receivable, accounts payable, capital leases and line of credit.

See also Notes 4, 5 and 13.

Definite Lived Intangible Assets

The values assigned to purchased intangible assets were based on an independent valuation. Purchased intangible assets are amortized over the useful lives of the asset using the straight-line amortization method.

The Company assesses potential impairment of its intangible assets when there is evidence that recent events or changes in circumstances have made recovery of an asset’s carrying value unlikely. Factors the Company considers important, which may cause impairment include, among others, significant changes in the manner of use of the acquired asset, negative industry or economic trends, and significant underperformance relative to historical or projected operating results.

Long-Lived Assets

Long-lived assets are reviewed for impairment when circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of such assets is measured by a comparison of the carrying amount of the assets to the future net cash flows estimated by the Company to be generated by such

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment losses were identified or recorded in the years ended December 31, 2013 and 2012.

Stock-Based Compensation

Compensation expense related to share-based transactions, including employee stock options, is measured and recognized in the financial statements based on a determination of the fair value of the stock options. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all employee stock options, the Company recognizes expense over the requisite service period on a straight-line basis (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, expected term, and forfeiture rate. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Earnings per Share

The Company’s basic income (loss) per common share is based on net income (loss) for the relevant period, divided by the weighted average number of common shares outstanding during the period. Diluted income per common share is based on net income, divided by the weighted average number of common shares outstanding during the period, including common share equivalents, such as outstanding stock options and warrants to the extent they are dilutive. Diluted loss per share does not include common stock equivalents, stock options and warrants, as these shares would have an anti-dilutive effect as their exercise prices were above the market price of the Company’s common stock at December 31, 2013.

The computation of EPS is approximately as follows:

	Year Ended December 31, 2013	Year Ended December 31, 2012
Basic net income (loss) per share:
Net income (loss) attributable to common stockholders	$322,548	$(1,235,170)
Weighted-average common shares outstanding	3,902,008	3,846,518
Basic net income (loss) per share attributable to common stockholders	$0.08	$(0.32)
Diluted net income (loss) per share:
Net income (loss) attributable to common stockholders	$322,548	$(1,235,170)
Weighted-average common shares outstanding	3,902,008	3,846,518
Incremental shares attributable to warrants and convertible promissory note	—	—
Total adjusted weighted-average shares	3,902,008	3,846,518
Diluted net income (loss) per share attributable to common stockholders	$0.08	$(0.32)

The following table summarizes securities that, if exercised, would have an anti-dilutive effect on earnings per share.

	2013	2012
Stock options	89,116	95,824
Warrants	25,000	25,000

Total potential dilutive securities not included in loss per share	114,113	120,824

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Recent Accounting Pronouncements

No recently issued accounting pronouncements had or are expected to have a material impact on the Company’s consolidated financial statements.

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:

	December 31, 2013	December 31, 2012
Leasehold improvements	$30,557	$30,557
Equipment, furniture and fixtures	1,001,920	904,928
	1,032,477	935,485
Less: Accumulated depreciation	(790,582)	(685,252)

Property and equipment, net	$241,895	$250,233

Depreciation and amortization expense related to these assets for the years ended December 31, 2013 and 2012 was $105,330 and $92,037.

NOTE 4 — BUSINESS COMBINATION

In June 2012, the Company’s wholly-owned subsidiary, SWK Technologies, Inc., acquired certain assets of HighTower Inc. for total consideration of $441,964 in cash and noncash assumption of deferred revenue obligation of $299,634. Based on an independent valuation, the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities according to their respective estimated fair values. The following summarizes the purchase price allocation:

Current assets	$38,736
Long-lived assets	26,794
Bargain purchase gain	(17,932)
Intangible assets	694,000
Deferred maintenance liability	(299,634)

Fair value of net assets acquired	$459,896

Cash paid for acquisition	441,964
Bargain purchase gain	17,932

Total purchase price	$459,896

Intangible assets acquired are primarily made up of a customer list acquired and proprietary technology. Acquisition costs were approximately $46,000, which are included in general and administrative expenses.

The Company’s consolidated financial statements for the year ended December 31, 2012 include the results of HighTower since date of acquisition. The following unaudited pro forma information assumes the acquisition occurred on January 1, but does not purport to present what the Company’s actual results would have been had the acquisition actually occurred on January 1, 2011, nor is the financial information indicative of the results of future operations. The unaudited pro forma financial information includes the depreciation and amortization expense related to the acquisition.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Pro - Forma (unaudited)	Year Ended December 31, 2012
Total revenue, net	$13,773,967
Cost of revenues	8,039,161
Operating expenses	7,008,124
Other expense (income)	56,635
Income (loss) before taxes	(1,235,170)
Net income (loss)	$(1,329,953)
Basic income (loss) per common share	$(0.34)
Diluted income (loss) per common share	$(0.34)

For the year ended December 31, 2012, the HighTower operations contributed approximately $461,647 in net income, which consisted of approximately $1,145,319 in revenues and $683,672 in expenses. These revenues were generated in combination with HighTower and SWK personnel, and likely would not have been achieved if HighTower was a standalone business.

NOTE 5 — INTANGIBLE ASSETS

Intangible assets consist of intellectual property and customer lists acquired and are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives.

The components of intangible assets are as follows:

	December 31, 2013	December 31, 2012	Estimated Useful Lives
Proprietary developed software	$294,036	$294,036	5
Intellectual property, customer list, and acquired contracts	694,000	694,000	5

Total intangible assets	$988,036	$988,036
Less: accumulated amortization	300,156	103,523
	$687,880	$884,513

Amortization expense related to the above intangible assets was $196,633 and $103,523, respectively, the tears ended December 31, 2013 and 2012.

The Company expects amortization expense to be the following:

Amortization
2014	$197,607
2015	197,607
2016	197,607
2017	95,059

Total	$687,880

NOTE 6 — LINE OF CREDIT AND TERM LOAN

In October 2011, the Company negotiated a line of credit from a bank. The agreement included a borrowing base calculation tied to accounts receivable with a maximum availability of $750,000. On August 1, 2013, the Company negotiated a new line of credit and term loan from the bank. The term of the line is for two years and expires on July 31, 2015. The agreement included a borrowing base calculation tied to accounts receivable with a maximum availability of $750,000 at prime plus 1.75% interest (currently 5%). The line is collateralized by substantially all of the assets of the Company and

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

is guaranteed by the Company’s Chief Executive Officer, Mr. Meller. The credit facility requires the Company to pay a monitoring fee of $1,000 monthly. At December 31, 2013, the Company was in compliance with the required financial covenants, the fixed charge ratio and debt to net worth. As of December 31, 2013, the availability under this line was $750,000.

Under the term loan, the Company borrowed $350,000 in July 2013 from a bank. The term of the loan is for two years and expires on July 31, 2015. Monthly payments are at $15,776 including interest at 8%. The term loan is collateralized by substantially all of the assets of the Company and is guaranteed by the Company’s Chief Executive Officer, Mr. Meller. At December 31, 2013 the outstanding balance was $279,517.

NOTE 7 — INCOME TAXES

Significant components of the Company’s deferred tax assets and liabilities are summarized as follows:

	December 31, 2013	December 31, 2012
Deferred tax assets:
Net operating loss carry forwards	$2,928,000	$2,920,000
Long lived assets	270,000	326,000
Share based payments	71,000	75,000
Other	35,000	32,000
Deferred tax asset	3,304,000	3,353,000

Deferred tax liabilities:
Long lived assets	(44,000)	(73,000)
Deferred tax liabilities	(44,000)	(73,000)
Net deferred tax asset	3,260,000	3,280,000
Less: Valuation allowance	(3,140,000)	(3,280,000)
Net deferred tax asset	$120,000	$-0-

The recognized deferred tax asset is based upon the expected utilization of its benefit from future taxable income. The Company has federal net operating loss (“NOL”) carryforwards of approximately $7,552,000 as of December 31, 2013, which is subject to limitations under Section 382 of the Internal Revenue Code. These carryforward losses are available to offset future taxable income, and begin to expire in the year 2025 to 2030. A valuation allowance has been recorded, for those deferred tax assets that management does not believe that the realization is more likely than not.

The foregoing amounts are management’s estimates and the actual results could differ from those estimates. Future profitability in this competitive industry depends on continually obtaining and fulfilling new profitable sales agreements and modifying products. The inability to obtain new profitable contracts could reduce estimates of future profitability, which could affect the Company’s ability to realize the deferred tax assets.

A reconciliation of the statutory income tax rate to the effective rate is as follows for the period December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012
Federal income tax rate	34%	34%
State income tax, net of federal benefit	6%	6%
Permanent differences	6%	40%
Prior year adjustments	(35)%	—%
Effective income tax rate	11%	80%
Effect on valuation allowance	(70)%	(80)%
Effective income tax rate	(59.0)%	0.0%

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Income tax (benefit) provision:

	Year Ended
	December 31, 2013	December 31, 2012
Current:
Federal	$—	$—
State and local	—	—

Total current tax provision	—	—

Deferred:
Federal	—	—
State and local	—	—
Release of valuation allowance	(120,000)	—

Total deferred tax (benefit) provision	(120,000)	—

Total (benefit) provision	$(120,000)	—

NOTE 8 — CAPITAL LEASE OBLIGATIONS

The Company has entered into lease commitments for equipment that meet the requirements for capitalization. The equipment has been capitalized and shown in equipment, furniture and leasehold improvements in the accompanying balance sheets. The related obligations are also recorded in the accompanying balance sheets and are based upon the present value of the future minimum lease payments with interest rates ranging from 8.5% to 11.0%.

At December 31, 2013, future payments under capital leases are as follows over each of the next five fiscal years:

2014	$62,499
2015	39,741
2016	12,457
2017	—
2018	—
Total minimum lease payments	114,697
Less amounts representing interest	(12,347)
Present value of net minimum lease payments	102,350
Less current portion	(53,726)
Long-term capital lease obligation	$48,624

NOTE 9 — DUE TO RELATED PARTY

Amounts owed to Mr. Meller as of December 31, 2013 and December 31, 2012, representing accrued interest totaled $2,672 and $5,942, respectively.

NOTE 10 — NOTES PAYABLE TO RELATED PARTY

On October 19, 2010, the Company borrowed $45,000 in exchange for issuing a Note payable to Mr. Meller. The Note Payable is not collateralized, and carries an interest rate of 3% per annum on the unpaid balance. In January 2013, Mr. Meller extended the due date of the Note Payable to January 2014. The outstanding balance at December 31, 2013 and 2012 was $20,000.

NOTE 11 — CONVERTIBLE PROMISSORY NOTE — RELATED PARTY

On January 28, 2011, the Company issued a 7% $51,000 convertible promissory note to Mr. Meller (“Convertible Note”). The note is not collateralized. On January 4, 2012 the holder of the Convertible Note, Mr. Meller, converted $30,458 into 2,005,139 shares of Common Stock. In addition, the holder

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

had sold $13,488 of the Convertible Note to certain employees of the Company for cash in January 2012, in accordance with options which were granted to such employees in January 2011, which were immediately converted into 887,984 shares of Common Stock. The additional fair value of the shares issued to the employees upon conversion was recorded as share-based compensation of $719,000 which was recorded as a charge in the consolidated statement of operations. In December 2012, the remaining balance of the note was repaid to Mr. Meller in the amount of $7,054.

The outstanding balances at December 31, 2013 and 2012 were $-0. The accrued interest was paid in full in March 2013.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Operating Leases

Our main offices are at 5 Regent Street, Livingston, NJ 07039 where we have 6,986 square feet of office space at a monthly rent of $7,400. The lease expires December 31, 2016. The Company has a two-year lease, with a one-year extension, for office space at 6834 Buckley Road, North Syracuse, New York, at a monthly rent of $2,100.  The lease expires May 31, 2015.  The Company also leases 2,700 square feet of office space for sales and support in Skokie, IL with a monthly rent of $3,000. This lease expires April 30, 2018. The Company also leases 500 square feet for sales and support in Minneapolis, MN for $400 a month. This lease expires August 2014. We use our facilities to house our corporate headquarters and operations and believe our facilities are suitable for such purpose Total rent expense under these operating leases for the year ended December 31, 2013 and 2012 was $153,000 and $130,000, respectively.

The following is a schedule of approximate future minimum rental payments for operating leases subsequent to the year ended December 31, 2013.

2014	$141,000
2015	129,000
2016	121,000
2017	36,000
2018	36,000

Employment agreements

The Company has an Employment Agreement with Mark Meller, President and Chief Executive Officer of the Company, which began on September 15, 2003, which was extended on September 1, 2010, and expires on September 15, 2017. As consideration, the Company agreed to pay Mr. Meller the sum of $180,000 the first year with a 10% increase every year thereafter, as well as a monthly travel expense allowance of $600 and an auto allowance of $800. Based on this agreement Mr. Meller’s salary is $466,874. As of December 31, 2013, Mr. Meller agreed to accept a salary of $426,500 for 2013. The employment agreement with Mr. Meller also provides for a severance payment to him of three hundred percent (300%), less $100,000 of his gross income for services rendered to the Company in each of the five prior calendar years should his employment be terminated following a change in control, as defined in the employment agreement.

NOTE 13 — STOCKHOLDERS’ EQUITY

Series A Convertible Preferred Stock

The Company issued 2 shares of Series A Convertible Preferred Stock (“Series A”), having the rights, preferences, privileges, powers and restrictions set forth in the Certificate of Designation filed with the Secretary of State of Delaware. The Company has the right to convert, at its sole option, each share of Series A into Class A Common Stock equal to 1% of the outstanding shares of Class A Common Stock at the time of conversion. Each one share of Series A shall entitle the Series A Holder to voting

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

rights equal to 88,889 votes of Class A Common Stock. On January 12, 2012, the Series A Convertible Preferred Stock was converted into 79,522 shares of Common Stock. As of December 31, 2013 and 2012, no shares of Series A Convertible Preferred Stock were outstanding.

Series B Preferred Stock

The Series B Preferred Stock, par value $0.001 per share, has the rights, privileges, preferences and restrictions set for in the Certificate of Designation (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware (“Delaware Secretary of State”) on September 23, 2011.

The one (1) share of the Series B Preferred shall have voting rights equal to (x) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote divided by (y) forty nine one-hundredths (0.49) minus (z) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote.  For the avoidance of doubt, if the total issued and outstanding Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of the Series B Preferred Stock shall be equal to 5,204,082 (e.g. (5,000,000/0.49) – 5,000,000 = 5,204,082).

Common Stock

The Company is authorized to issue 75,000,000 shares of common stock, par value $.00001 per share. At December 31, 2013 and December 31, 2012, there were 3,922,566 and 3,898,364 common shares issued and outstanding, respectively.

NOTE 14 — STOCK OPTIONS AND WARRANTS

2004 Stock Incentive Plan

The Company adopted the 2004 Stock Incentive as amended Plan (the “2004 Plan”) which reserves for issuance up to 116,067 shares of the Company’s Common Stock in order to attract and retain qualified employees, directors, independent contractors or agents of the Company. Under the Plan, the Board of Directors (the “Board”), in its discretion may grant stock options (including non-statutory stock options and incentive stock options qualifying under Section 422 of the Code), stock appreciation rights (including free-standing, tandem and limited stock appreciation rights), warrants, dividend equivalents, stock awards, restricted stock, phantom stock, performance shares or other securities or rights that the Board determines to be consistent with the objectives and limitations of the plan at a price to be equal to or greater than 50% of the fair market value of such shares on the date of grant of such award.  The Board may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of the Company common stock or a combination thereof, shall be vested at such times and upon such terms as may be selected by it in its sole discretion. The Plan (but not the awards theretofore granted under the Plan) shall terminate on and no awards shall be granted after September 29, 2014.

2007 Consultant Stock Incentive Plan

The Company adopted the 2007 Consultant Stock Incentive Plan (the “2007 Plan”) to: (i) provide long-term incentives, payment in stock in lieu of cash and rewards to consultants, advisors, attorneys, independent contractors or agents (“Eligible Participants”) of the Company; (ii) assist the Company in attracting and retaining independent contractors or agents with experience and/or ability on a basis competitive with industry practices; and (iii) associate the interests of such independent contractors or agents with those of the Company’s stockholders. The Company has reserved 19,393 shares for issuance under this plan. Awards under the Plan may include, but need not be limited to, stock options (including non-statutory stock options and incentive stock options qualifying under Section 422 of the Code), stock appreciation rights (including free-standing, tandem and limited stock appreciation rights), warrants,

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

dividend equivalents, stock awards, restricted stock, phantom stock, performance shares or other securities or rights that the Board determines to be consistent with the objectives and limitations of the Plan. The price shall be equal to or greater than 50% of the fair market value of such shares on the date of grant of such award. The Board shall determine the extent to which awards shall be payable in cash, shares of the Company common stock or any combination thereof. The Board may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of the Company common stock or a combination thereof shall be deferred. Deferrals shall be for such periods and upon such terms as the Board may determine in its sole discretion. The Plan (but not the awards theretofore granted under the Plan) shall terminate on and no awards shall be granted after January 22, 2017.

2004 Directors’ and Officers’ Stock Incentive Plan

The Company adopted the 2004 Directors’ and Officers’ Stock Incentive Plan (the “2004 D&O Plan”) which reserves for issuance up to 5,520 shares of the Company’s Common Stock in order to provide long-term incentive and rewards to officers and directors of the Company and subsidiaries and to attract and retain qualified employees, directors, independent contractors or agents of the Company. Awards under the Plan may include, but need not be limited to, stock options (including non-statutory stock options and incentive stock options qualifying under Section 422 of the Code), stock appreciation rights (including free-standing, tandem and limited stock appreciation rights), warrants, dividend equivalents, stock awards, restricted stock, phantom stock, performance shares or other securities or rights that the Board determines to be consistent with the objectives and limitations of the Plan. The price shall be equal to or greater than 50% of the fair market value of such shares on the date of grant of such award. The Board shall determine the extent to which awards shall be payable in cash, shares of the Company common stock or any combination thereof. The Board may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of the Company common stock or a combination thereof shall be deferred. Deferrals shall be for such periods and upon such terms as the Board may determine in its sole discretion. The Plan (but not the awards theretofore granted under the Plan) shall terminate on and no awards shall be granted after September 29, 2014.

In May 2012, the Company issued approximately 95,833 common stock options from the 2004 Stock Incentive Plan with a weighted average exercise price of $4.80 and an expected life of 5 years.  Approximately, 75,233 of the common stock options vest immediately. The remaining 20,600 options shall vest 50% at grant date with the balance vested ratably over a three-year period.

The Company estimated the value of the options at approximately $460,000 using the Black Scholes option-pricing model. Compensation cost is recognized on a straight-line basis over the vesting period and, as such, the Company recorded compensation expense of approximately $17,616 and $416,991 for the years ended December 31, 2013 and 2012, respectively.

The weighted average inputs into the Black Scholes were as follows:

1.        Expected dividend yield of 0.0%,

2.        Risk-free interest rate of 0.86%

3.        Expected Volatility at 298%

4.        Expected term of 5 years

5.        Exercise price of $4.80

The Company uses judgment in estimating the amount of stock-based awards that are expected to be forfeited. If actual forfeitures differ significantly from the original estimate, stock-based compensation expense and the results of operations could be impacted.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

A summary of the status of the Company’s stock option plans for the fiscal years ended December 31, 2013 and 2012 and changes during the years are presented below: (in number of options):

	Number of Options	Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding options at January 1, 2012	0	$0.00
Options granted	95,824	$4.80	5.0 years
Options exercised	0	$0.00
Options canceled/forfeited	0	$0.00

Outstanding options at December 31, 2012	95,824	$4.80	4.4 years	$-0-
Options granted	—
Options exercised	—
Options canceled/forfeited	(6,708)

Outstanding options at December 31, 2013	86,116	4.80	3.4 years	$-0-

Vested Options:
December 31, 2013:	85,044	$4.80	3.4 years	$-0-
December 31, 2012:	84,804	$4.80	4.4 years	$-0-

For the years ended December 31, 2013 and 2012, the unamortized compensation expense for stock options was $21,000 and $43,000, respectively. Unamortized compensation expense is expected to be recognized over a weighted-average period of 2 years.

Options immediately vest upon grant or 50% upon grant with the remaining 50% vested evenly over the next three years on the anniversary date after the year of grant.

Warrants Outstanding

During 2013 the Company issued 8,333 warrants for services with a fair value of approximately $29,000, which immediately vested. The estimated fair value of the warrant has been calculated based on a Black-Scholes pricing model using the following assumptions: a) fair market value of stock of $3.60; b) exercise price of $3.60; c) Dividend yield of 0%; d) Risk free interest rate of 0.27%; e) expected volatility of 278.17%; f) Expected life of 2 years.

During 2012 the Company issued 25,000 warrants for services with a fair value of approximately $105,000. The estimated fair value of the warrant has been calculated based on a Black-Scholes pricing model using the following assumptions: a) fair market value of stock of $0.90 – $6.00; b) exercise price of $0.60-$1.20; c) Dividend yield of 0%; d) Risk free interest rate of 0.25% – 0.33%; e) expected volatility of 280.02% – 296.79%; f) Expected life of 2 years.

Unexpired warrants outstanding are as follows as of December 31, 2013:

Expiration Date	Exercise Price	Shares
July 1, 2014	$6.00	8,333
October 1, 2014	$6.00	8,333
January 1, 2015	$3.60	8,333

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

The following table summarizes the warrants transactions:

	Warrants Outstanding	Weighted Average Exercise Price
Balance, January 1, 2012	18,467	$8.133
Granted	25,000	$4.299
Exercised	—	$.0000
Canceled	18,465	$7.854
Balance, December 31, 2012	25,002	$4.50

Granted	8,333	$3.60
Exercised	8,333	$900
Canceled	1	$3,803
Balance, December 31, 2013	25,001	$5.199

Outstanding and Exercisable,
December 31, 2013	25,001	$5.199

Outstanding and Exercisable,
December 31, 2012	25,002	$4.50

Note 15 — Subsequent Events

The Company's board of directors and stockholders authorized a reverse stock split of its outstanding common stock at a ratio of 1-for-30. On February 4, 2015, the reverse stock split was effected such that, (i) each 30 shares of then-outstanding common stock was reduced to one share of common stock; (ii) the number of shares of common stock into which each then-outstanding share of our common stock and our then-outstanding warrants or options to purchase common stock is exercisable was proportionately reduced; and (iii) the exercise price of each then-outstanding warrant or option to purchase common stock was proportionately increased. The accompanying consolidated financial statements give retroactive effect as though the 1-for-30 reverse stock split of the Company's common stock occurred for all periods presented, without any change in the par value per share. Fractional shares resulting from the reverse stock split have been rounded up to the next whole share. On January 29, 2015, the Company's board of directors and stockholders authorized (i) a reduction in authorized shares of the Company's common stock from 750,000,000 to 75,000,000, and (ii) the combination of the Company's Class A Common Stock, par value $0.00001 per share, and Class B Common Stock, par value $0.00001 per share, into a general class of common stock, par value $0.00001 per share.

701,754 Shares
Common Stock

PRELIMINARY PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until           , all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Alexander Capital, L.P.

The Benchmark Company

, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than placement agent commissions, payable by us in connection with the offering described in this Registration Statement. All amounts shown are estimates other than the registration fee and the FINRA filing fee.

Amount
SEC registration fee	$492.69
FINRA fee	1,779.95
Printing and mailing expenses	50,000
Accounting fees and expenses	75,000
Legal fees and expenses	325,000
Transfer agent fees and expenses	10,000
Miscellaneous	5,000
Total expenses	$467,272.64

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the DGCL.

Our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

All share and price information in Part II of this registration statement has been adjusted to reflect the 1-for-30 reverse stock split of our Common Stock effected on February 4, 2015.

During the last three (3) completed fiscal years and to date in the current fiscal year, we sold the following unregistered securities:

Issuance	Number of Shares
On September 26, 2014, the Company issued 5,331 shares of common stock with a fair value of $20,792 for repayment of accrued liabilities.	5,331
On August 5, 2014, the Company issued 5,333 shares of common stock with a fair market value of $16,000 in exchange for services.	5,333
On August 5, 2014, the Company issued 5,000 shares of common stock with a fair market value of $15,000 in exchange for services.	5,000
On February 17, 2014, the Company issued 10,000 shares of common stock with a fair market value of $23,100 in exchange for services.	10,000
On September 30, 2013, the Company issued 10,000 shares of common stock with a fair market value of $21,000 in exchange for services.	10,000
On September 18, 2013, the Company issued 7,184 shares of common stock with a fair value of $25,000 for repayment of accrued liabilities in the amount of $25,000.	7,184
On May 27, 2013, the Company issued 7,018 shares of common stock in a cashless exercise of warrants for 250,000 shares at an exercise price of $0.90 per share.	7,018
On July 2, 2012, the Company issued 5,000 shares of common stock with a fair market value of $30,000 to in exchange for services.	5,000
On January 13, 2012, the Company converted 2 shares of Series A Convertible preferred stock for 79,522 shares of common stock.	79,522
On January 12, 2012, the Company bought back their 20% interest in SWK Technologies, Inc. for 755,489 shares of common stock.	755,489
On January 4, 2012, the Company issued 16,667 shares of common stock with a fair market value of $5,000 in exchange for services.	16,667

No underwriters were involved in the foregoing sales of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act or Regulation S promulgated under the Securities Act. The recipients of securities in some but not all such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and option agreements issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
3.1

Fourth Amended and Restated Certificate of incorporation of SilverSun Technologies, Inc., (incorporated herein by reference to Exhibit 3.1 on Form 8-K, dated June 27, 2011, filed with the SEC on June 30, 2011).

3.2	By-laws of iVoice, Inc., a New Jersey corporation, incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 10-QSB for the period ended March 31, 2003.
3.3	Amendment to the Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 on Form 8-K, dated June 27, 2011, filed with the SEC on June 30, 2011).
3.4

Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of Delaware on January 29, 2015 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the Commission on February 2, 2015).

4.1	Certificate of Designation of Series A Convertible Preferred Stock, incorporated herein by reference to Exhibit 4.1 on Form 8-K, dated May 4, 2011, filed with the SEC on May 12, 2011.
4.2	Certificate of Designation of Series B Preferred Stock, incorporated herein by reference to Exhibit 4.1 on Form 8-K, dated September 23, 2011, filed with the SEC on September 27, 2011.
4.3*	Form of Placement Agents’ Warrant
5.1†	Opinion of Lucosky Brookman LLP
10.1

Employment Agreement, dated September 15, 2003, between SilverSun Technologies, Inc. and Mark Meller. (incorporated herein by reference to Exhibit 10.8 of the Registration Statement on Form SB-2 filed on November 25, 2003).

10.2	Amended Agreement by and between the Company and Mr. Stanley Wunderlich (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with commission on August 3, 2011).
10.3

Loan and Security Agreement by and between the Company, its subsidiary SWK Technologies, Inc. and a commercial lender (incorporated herein by reference to Exhibit 10.18 of the Annual Report on Form 10-K for the  period ended December 31, 2011, filed with the SEC on March 29, 2012).

10.4

Form of Purchase Agreement, dated June 14, 2012, by and among SWK Technologies, the Company’s wholly-owned subsidiary, Neil Wolf, Esq., not individually, but solely in his capacity as  Trustee-Assignee of the Trust Agreement and Assignment for the Benefit of the Creditors of Hightower, Inc., Hightower, Inc., and the Stockholders of Hightower, Inc. (incorporated by reference to Exhibit 2.1 on the Company’s current report on Form 8-K filed with the commission on June 20, 2012).

10.5*	Form of Placement Agency Agreement
10.6*	Form of Subscription Agreement
10.7

Director Agreement, dated January 29, 2015, between the Company and Joseph Macaluso (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the Commission on February 2, 2015)

21.1	List of subsidiaries (incorporated by reference to Exhibit 21.2 to the Company’s Registration Statement on Form S-1, filed with the Commission on December 4, 2014).
23.1*	Consent of Friedman LLP
23.2	Consent of Lucosky Brookman LLP (Reference is made to Exhibit 5.1)
24.1*	Power of Attorney (set forth on the signature page of the Registration Statement)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Scheme
101.CAL	XBRL Taxonomy Calculation Linkbase
101.DEF	XBRL Taxonomy Definition Linkbase
101.LAB	XBRL TaxonomyLabel Linkbase
101.PRE	XBRL Taxonomy Presentation Linkbase

*         Filed herewith.

†         To be filed by amendment.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the placement agent and investors at the closing certificates in such denominations and registered in such names as required by the placement agent and investors to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)      For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Livingston, State of New Jersey, on February 5, 2015.

SILVERSUN TECHNOLOGIES, INC.

By:	/s/ Mark Meller
Name:	Mark Meller
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark Meller, his or her true and lawful attorney-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Name	Title	Date
/s/ Mark Meller	Chief Executive Officer,	February 5, 2015
Mark Meller	President and Chairman of the Board of Directors
(principal executive officer)

/s/ Crandall Melvin III	Chief Financial Officer	February 5, 2015
Crandall Melvin III	(principal financial officer)
(principal accounting officer)

/s/ Stanley Wunderlich	Director	February 5, 2015
Stanley Wunderlich

/s/ Joseph Macaluso	Director	February 5, 2015
Joseph Macaluso